Exhibit 2.1

Execution Version

AGREEMENT OF MERGER

DATED AS OF AUGUST 4, 2022

BY AND AMONG

AIROBOTICS LTD.,

ONDAS HOLDINGS INC.

AND

TALOS LTD.

(in formation)

(or such other name as shall be approved by the Israeli Registrar of Companies)

TABLE OF CONTENTS

1.	THE MERGER		2
	1.1	The Merger	2
	1.2	Closing of the Merger	2
	1.3	Effective Time	2
	1.4	Articles of Association	2
	1.5	Effects of the Merger	2
	1.6	Directors and Officers	3
2.	Effects of Merger on Share Capital; Exchange of SHARES		3
	2.1	Effect on Securities	3
	2.2	Exchange Procedures	4
	2.3	Stock Options and Warrants	8
	2.4	Withholding	9
3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11
	3.1	Organization and Qualification; Subsidiaries; Investments	11
	3.2	Capitalization of the Company and its Subsidiaries	12
	3.3	Authority Relative to this Agreement; Recommendation	14
	3.4	Israeli Securities Filings; Financial Statements	15
	3.5	Information Supplied	16
	3.6	Consents and Approvals; No Violations	16
	3.7	No Default	17
	3.8	No Undisclosed Liabilities; Absence of Changes	17
	3.9	Litigation	18
	3.10	Compliance with Applicable Law	18
	3.11	Environmental Laws and Regulations	21
	3.12	Taxes	21
	3.13	Intellectual Property	24

i

	3.14	Insurance	27
	3.15	Certain Business Practices	27
	3.16	Tangible Personal Property; Title; Sufficiency of Assets	29
	3.17	Material Contracts	30
	3.18	Grants, Incentives and Subsidies	31
	3.19	Affiliates; Transactions with Affiliates	31
	3.20	Brokers	31
	3.21	Employee Benefits	32
	3.22	Labor and Employment Matters	34
	3.23	Indebtedness	35
	3.24	Real Property	36
	3.25	Suppliers and Customers	37
	3.26	Anti-Takeover Statutes	37
	3.27	Foreign Business	38
	3.28	No Other Representations	38
4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38
	4.1	Organization and Qualification; Subsidiaries	38
	4.2	Capitalization of Parent and Merger Sub	39
	4.3	Authority Relative to this Agreement	40
	4.4	SEC Reports; Financial Statements	41
	4.5	Information Supplied	41
	4.6	Consents and Approvals; No Violations	42
	4.7	No Default	43
	4.8	No Undisclosed Liabilities	43
	4.9	Litigation	43
	4.10	Compliance with Applicable Law	43
	4.11	Intellectual Property	44
	4.12	Brokers	44

	4.13	Ownership of Stock in the Company and its Subsidiaries	44
	4.14	Taxes	44
	4.15	Valid Issuance	45
	4.16	No Additional Representations	45
5.	COVENANTS		45
	5.1	Conduct of Business of the Company	45
	5.2	Parent’s Undertakings	48
	5.3	Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting	49
	5.4	Merger Proposal; Certificate of Merger	51
	5.5	Stock Exchange Listings; Delisting	52
	5.6	Other Proposals	52
	5.7	Appropriate Action; Consents; Filings	55
	5.8	Access to Information, Confidentiality	58
	5.9	Public Announcements	58
	5.10	Indemnification and Directors’ and Officers’ Insurance	59
	5.11	Notification of Certain Matters	59
	5.12	Affiliates; Tax Rulings	60
	5.13	Company Shares	62
	5.14	Director Resignations	62
	5.15	Israeli Securities Authority Approval; Dual-Listing	62
	5.16	Company Interim Covenants	62
	5.17	Repayment of OurCrowd Loan	62
	5.18	Bridge Loan	63
	5.19	Merger Sub	63
6.	CONDITIONS TO CONSUMMATION OF THE MERGER		63
	6.1	Conditions to Each Party’s Obligations to Effect the Merger	63
	6.2	Conditions to the Obligations of the Company	64
	6.3	Conditions to the Obligations of Parent and Merger Sub	64

7.	TERMINATION		65
	7.1	Termination	65
	7.2	Effect of Termination	66
	7.3	Fees and Expenses	67
8.	MISCELLANEOUS		68
	8.1	Non-Survival of Representations and Warranties	68
	8.2	Amendment	68
	8.3	Extension; Waiver	68
	8.4	Entire Agreement; Assignment	68
	8.5	Validity	68
	8.6	Notices	69
	8.7	Governing Law and Venue; Waiver of Jury Trial	70
	8.8	Descriptive Headings	70
	8.9	Parties in Interest	70
	8.10	Certain Definitions	71
	8.11	Non-Recourse	84
	8.12	Specific Performance	84
	8.13	Interpretation	85
	8.14	Disclosure Schedules	85
	8.15	Counterparts	85

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”), dated as of August 4, 2022, is by and among Airobotics Ltd., an Israeli publicly traded company limited by shares (the “Company”), Ondas Holdings Inc., a Nevada corporation (“Parent”), and Talos Ltd. (or such other name as shall be approved by the Israeli registrar of companies), an Israeli company in formation as a wholly owned subsidiary of Parent (“Merger Sub”). Terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 8.10 of this Agreement.

Whereas,	the respective boards of directors of Parent (the “Parent Board”) (on its own behalf and on behalf of the Merger Sub pending its formation) and the Company (the “Company Board”) have approved, and the sole shareholder of the Merger Sub will approve upon its formation, and the board of directors of the Merger Sub (the “Merger Sub Board”) will ratify upon the Merger Sub’s formation, and, in the case of the Company Board and the Parent Board (on behalf of the Merger Sub, to be ratified upon its formation), declared advisable, fair to and in the best interests of such entity and its respective shareholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314 – 327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”); and

Whereas,	the Company Board and the Parent Board (on behalf of the Merger Sub Board, to be ratified upon its formation) have determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Corporation (as defined below) will be unable to fulfill the obligations of the Company or the Merger Sub to their respective creditors; and

Whereas,	it is intended that for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is, and hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and for purposes of Section 354 and 361 of the Code; and

Whereas,	the Company Board has unanimously recommended that the shareholders of the Company approve and adopt this Agreement and the Merger; and

Whereas,	each of Parent, Merger Sub and the Company wishes hereby to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the company, Parent and Merger Sub hereby agree as follows:

1.	THE MERGER

1.1	The Merger

At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the ICL, Merger Sub (as the target company (Chevrat HaYaad)) shall be merged with and into the Company (as an absorbing company (HaChevra HaKoletet)). Following the Merger, the Company (a) shall continue as the surviving corporation (the “Surviving Corporation”), while the separate corporate existence of Merger Sub shall cease; (b) shall be governed by the laws of the State of Israel; (c) shall maintain a registered office in the State of Israel; and (d) shall succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

1.2	Closing of the Merger

The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), remotely by exchange of documents and signatures via Electronic Delivery, unless another time, date or place is agreed to in writing by the Parties hereto.

1.3	Effective Time

As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties shall deliver on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being referred to herein as the “Effective Time”).

1.4	Articles of Association

The articles of association of the Merger Sub shall be identical to the articles of association of the Company in effect at the Closing, except that they shall (a) exempt the Merger Sub from appointing an external auditor pursuant to Section 158 of the ICL, (b) cancel such existing definitions and articles derived from the fact the Company is publicly traded (including the relevant definitions in Articles 1, 12, 61(c), 62(a), 164 and 165 thereto), and (c) include such other adjustments, if mandatory under Applicable Law.

1.5	Effects of the Merger

The Merger shall have the effects set forth in this Agreement and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation; (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation; (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger in accordance with the ICL.

1.6	Directors and Officers

The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall at the Effective Time be duly appointed to be the directors of the Surviving Corporation, to hold office in accordance with the articles of association of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly appointed or until their earlier death, resignation or removal.

2.	Effects of Merger on Share Capital; Exchange of SHARES

2.1	Effect on Securities

2.1.1	Conversion of Shares

(a)	At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub, or any of their respective shareholders, each ordinary share of the Company, par value NIS 0.1 per share (individually a “Share” and collectively the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or its Subsidiaries (dormant or otherwise) or by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or the holder thereof, be exchanged for and converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio, subject to Section 2.1.3 below (such shares of Parent Common Stock, the “Merger Consideration”) without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Shares), subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Exchange Ratio shall be correspondingly adjusted to provide the holders of the Shares and Company Stock Options the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event. Each Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.1.1(a) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Shares, shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(b)	At the Effective Time, each Share held as of immediately prior to the Effective Time by the Company (dormant or otherwise), shall be automatically cancelled and retired and shall cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

(c)	Parent Common Stock issued in exchange for Section 102 Shares and Section 102 Non Trustee Shares shall be issued to the 102 Trustee on behalf of the beneficial holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan.

(d)	The Parent Common Stock issued as Merger Consideration shall be, upon effectiveness of the S-4, fully registered and freely tradable, and not subject to any lock-up or other similar restrictions.

2.1.2	Conversion of Merger Sub Share Capital

At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, Merger Sub, or any shareholder of Parent, the Company or Merger Sub, each outstanding ordinary share of Merger Sub shall be converted into one ordinary share of the Surviving Corporation and shall be registered in the name of Parent in the shareholders register of the Surviving Corporation.

2.1.3	No Fractional Shares

No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. All fractional share amounts shall be rounded up to the nearest whole based on the total number of shares of Parent Common Stock to be issued to the holder of Shares who would otherwise be entitled to receive a fraction of Parent Common Stock (after aggregating all fractional Parent Common Stock issuable to such holder).

2.2	Exchange Procedures

2.2.1	Designation of Exchange Agent and Information Agent; Deposit of Exchange Fund

Prior to or at the Closing, Parent shall (a) designate its transfer agent, or a depository, bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (which shall designate a local Israeli sub-paying agent) (the “Exchange Agent” and “Israeli Sub-Agent”, respectively) and enter into an exchange agreement, in a form reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1 above, and (b) at the request of the Company, engage an information agent reasonably acceptable to the Parent and the Company (the “Information Agent”) to assist, inter alia, in obtaining any requisite residency certificate and/or other declaration for Tax withholding purposes and, in connection therewith, shall enter into an agreement with the Information Agent in customary form and reasonably satisfactory to the Parent and the Company. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Shares (excluding Section 102 Shares and Section 102 Non Trustee Shares, in respect of which the Parent Common Stock shall be issued directly to the 102 Trustee) for exchange in accordance with this Article 2 through the Exchange Agent: the full number of shares of Parent Common Stock, which shall be in uncertificated book-entry form, issuable pursuant to Section 2.1 above in exchange for outstanding Shares; and Parent shall, after the Effective Time on or prior to the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2.3 (such shares of Parent Common Stock, together with any such dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares. In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1 above or Section 2.2.3, Parent shall promptly deposit, or cause to be deposited, additional shares with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 or Section 2.2.3.

2.2.2	Exchange Procedures with Respect to Shares

(a)	As soon as reasonably practicable after the Effective Time (but not later than three Business Days thereafter), Parent shall direct the Exchange Agent to deliver to each holder of record of a Certificate (or Certificates) or Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1.1 above, and dividends or other distributions, if any, pursuant to Section 2.2.3 (in each case, other than holders of Section 102 Shares and Section 102 Non Trustee Shares, which, for the avoidance of doubt, will be eligible to receive the applicable Merger Consideration pursuant to Section 2.2.2(d) below and not this Section 2.2.2(a)): (i) a letter of transmittal in customary form, reasonably acceptable to Company (which shall specify that, in the case of Shares represented by Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2.4(b) below) to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), (ii) a declaration in which the beneficial owner of Shares provides certain information requested by the Exchange Agent and/or the Israeli Sub-Agent, as necessary for the Exchange Agent and/or the Israeli Sub-Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of Sections 2.4 and 5.12), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Applicable Law; and (iii) instructions for use in effecting the surrender of the Certificates (or an effective affidavit of loss in lieu thereof as provided in Section 2.2.4(b) below) or Book-Entry Shares in exchange for shares of Parent Common Stock and dividends or other distributions payable pursuant to Section 2.2.3 below, if any. Upon surrender of a Certificate (or an effective affidavit of loss in lieu thereof, together with such other security and/or documents as may be required pursuant to Section 2.2.4(b) below) or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other forms or certificates required under Applicable Law, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form) and dividends or distributions, if any, that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled; provided, however, that any Merger Consideration payable to holders of Section 102 Shares and Section 102 Non Trustee Shares shall be paid, deposited or issued to the 102 Trustee on behalf of such holders of Section 102 Shares and Section 102 Non Trustee Shares under the Assumed Company Plan, to be disbursed to the applicable holders in accordance with the provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(b)	In the case of Certificates, upon receipt by the Exchange Agent of a letter of transmittal and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1.1 and Section 2.1.3, and (ii) any dividends or other distributions payable pursuant to Section 2.2.3, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled.

(c)	In the case of Book-Entry Shares, upon receipt by the Exchange Agent of a letter of transmittal, receipt of the declaration for Tax withholding purposes and/or a Valid Tax Certificate, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.1.1 and Section 2.1.3, and (ii) any dividends or other distributions payable pursuant to Section 2.2.3, and the Book-Entry Shares so exchanged shall be forthwith canceled.

(d)	Notwithstanding anything to the contrary in this Agreement, any consideration, whether in stock, cash or otherwise, that is paid or issued to holders of Section 102 Shares and Section 102 Non Trustee Shares, shall be paid, deposited, or issued to the 102 Trustee under the Assumed Company Plan, on behalf of holders of Section 102 Shares and Section 102 Non Trustee Shares, in accordance with Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained (the “Section 102 Share Consideration”). The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained, and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102 and the Options Tax Ruling (or the Interim Options Tax Ruling, if applicable), if obtained.

(e)	If payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2.3) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer), and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2.3) to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(f)	Until surrendered, as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock that such holder has the right to receive in respect of such Certificate or Book-Entry Share pursuant to Section 2.1.1 and Section 2.1.3, including dividends or other distributions payable pursuant to Section 2.2.3, if any. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and/or Book-Entry Shares and make such payments and deliveries with respect to such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices, and may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Parent shall cause the Exchange Agent to accept such Certificates and transferred Book-Entry Shares upon compliance with the foregoing exchange procedures. Cash payment to be made under this Section 2.2.2 shall be made in U.S. Dollars as promptly as practicable after receipt by the Exchange Agent of such Certificates or Book-Entry Shares; provided that the parties shall use commercially reasonable efforts to cause the Exchange Agent to make available an election for holders to receive payments of cash in NIS at the Exchange Agent’s then applicable currency exchange rates. Notwithstanding anything to the contrary in this Section 2.2.2, any Merger Consideration payable in respect of Section 102 Shares and Section 102 Non Trustee Shares shall be transferred by Parent to the 102 Trustee in accordance with Section 2.2.2(d).

2.2.3	Distributions with Respect to Unexchanged Shares

Subject to Applicable Law, there shall be paid to the holder of the Parent Common Stock issued in exchange for Certificates or Book-Entry Shares pursuant to Section 2.2.2, without interest, (a) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date at or after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2.2, payable with respect to such shares of Parent Common Stock. No dividends or other distributions declared or made at or after the Effective Time with respect to Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby pursuant to Section 2.2.3, until the holder of record of such Certificate or Book-Entry Shares shall surrender such Certificate (or provide an affidavit of loss in lieu thereof as provided in Section 2.2.4(b) below) or such Book-Entry Shares, as applicable.

2.2.4	Unsurrendered or Lost Certificates

If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, and (iii) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

2.2.5	Full Discharge

All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof and any cash paid pursuant to Section 2.2.3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, subject, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that has been disclosed to Parent in writing and that remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time, other than transfers by Parent. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.2.6	Termination of Exchange Fund

Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company upon the expiration of three hundred sixty-five (365) days after the Effective Time shall be delivered to Parent upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and any applicable dividends or other distributions with respect to Parent Common Stock, in each case as provided in Article 1 and this Article 2.

2.2.7	No Liability

Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock for any shares of Parent Common Stock (or dividends or distributions, if any, with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Applicable Law.

2.2.8	Further Actions

If, at or prior to the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement, the directors and officers of the Company, Parent and Merger Sub shall have the authority to take all such lawful and necessary action.

2.3	Stock Options and Warrants

2.3.1	At the Effective Time, each outstanding option, warrant or other right to purchase Shares (each, a “Company Stock Option;” and collectively, the “Company Stock Options”) issued pursuant to any plan, other agreement, or arrangement, whether vested or unvested, including, for the avoidance of doubt, any Company Stock Option with an exercise price per share equal to or greater than the Per Share Cash Equivalent Consideration, shall be assumed by Parent and converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this Section 2.3. All plans, agreements or arrangements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans.” Subject to the terms of the relevant Company Stock Option, each Company Stock Option shall be deemed to constitute an option or warrant, as applicable, to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock (rounded up to the nearest whole share) that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant into full Shares immediately prior to the Effective Time at a price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the former per share exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option, divided by (y) the Exchange Ratio.

2.3.2	Within seven (7) Business Days after the Effective Time, the Exchange Agent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the relevant Company Plan and that the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions after giving effect to the Merger) (the “Assumed Options”). Parent shall assume the Company Plans (which following assumption shall be referred to herein as the “Assumed Company Plan”) and file it with the ITA as required by Applicable Law.

2.3.3	Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 2.3. Substantially concurrently with the Closing, Parent shall, if no registration statement is then in effect covering such Parent Common Stock, prepare and file a registration statement on Form S-8 (or any successor or applicable form) with respect to the assumption of the Company Plan and the shares of Parent Common Stock subject to any Assumed Options (or any successor or applicable form). If the shares of Parent Common Stock are registered on Form S-8, such registration statement shall be filed within ten (10) Business Days following the Effective Time. Parent shall use all reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof. If so required, Parent shall cooperate with the Company by taking all action reasonably required in order to obtain an ISA Exemption (defined below).

2.3.4	At or before the Effective Time, the Company shall, to the extent reasonably requested, cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans to give effect to the foregoing provisions of this Section 2.3, provided that such amendment would not adversely impact any of the rights granted to Company optionees under such Company Plans.

2.4	Withholding

2.4.1	Parent, Merger Sub, the Surviving Company, the 102 Trustee, the Exchange Agent and any other third-party agents (each, a “Payor”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable (by issuance of Parent Common Stock or otherwise) pursuant to this Agreement, including by way of a sale of a portion of the Parent Common Stock in the stock exchange, any amounts that are required to be withheld or deducted with respect to such amounts under with respect to any such payments or issuances under the Ordinance, Code or any provision of state or any other Applicable Law relating to Taxes as determined by the Parent. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, (i) such withheld amounts will be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made, and (ii) the Payor shall provide to the payment recipient in respect of which such deduction and withholding was made satisfactory evidence regarding any such withholding.

2.4.2	Notwithstanding the provisions of Section 2.4.1, but subject to the provisions of the Tax Rulings, if obtained and as applicable, with respect to Israeli Taxes, and in accordance with the Israeli Sub-Agent undertaking provided prior to Closing by the Israeli Sub-Agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable pursuant to this Agreement to any payee (other than holders of Section 102 Awards, Section 3(i) Options, and any other Merger Consideration issuable to payment recipients, which shall be delivered to the Section 102 Trustee or the 104H Trustee, as applicable), shall be paid to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA, no payments shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate. If a payment recipient delivers, no later than three Business Days prior to the Withholding Drop Date a Valid Tax Certificate to the Exchange Agent, determining tax liability, such shareholder shall transfer the tax liability amount to the Exchange Agent, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the applicable Merger Consideration shall be paid and issued to such person. If any payment recipient either (a) does not provide the Exchange Agent with a Valid Tax Certificate by no later than three Business Days before the Withholding Drop Date, or (b) submits a written request to the Exchange Agent to release his, her or its portion of the Merger Consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three Business Days before such time, then the Exchange Agent will transfer the applicable Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfaction of the Parent or the Israeli Sub-Agent or the payment to the Israeli Sub-Agent of the withholding tax amount by the payment recipient. To the extent the Exchange Agent and/or the Israeli Sub-Agent withholds any amounts with respect to Israeli Taxes, any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payment recipient. If the applicable payment recipient does not satisfy his Israeli Tax obligation to the satisfaction of Parent or the Israeli Sub-Agent prior to the Withholding Drop Date, the Exchange Agent or the Israeli Sub-Agent will: (i) to the extent applicable, sell a portion of the Parent Common Stock applicable to such payment recipient in the stock exchange, in order to allow the payment of any Israeli Taxes as shall be determined by the Israeli Sub-Agent, and transfer the balance to the applicable payment recipient; or (ii) at Parent’s option, which cannot be exercised prior to three Business Days prior to the Withholding Drop Date and subject to the provisions of the Tax Rulings, if obtained and as applicable, deliver such Merger Consideration back to the Parent, to be paid and issued by the Parent to the applicable payment recipient only following full satisfaction of Israeli Taxes to the Parent’s or the Israeli Sub-Agent’s sole satisfaction.

2.4.3	In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee and transfer it to the ITA prior to the Withholding Drop Date, (a) such Payor will notify such payee, in writing, of such withholding reasonably promptly after receipt of such demand, and provide such payee with reasonable time (which shall not be less than 30 days, unless otherwise required by the ITA or any Applicable Law, including the Ordinance, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling, or confirmation from the ITA; and (b) to the extent that any such certificate, ruling, or confirmation is not provided by such payee to the Payor prior to the time required by the ITA or under any Applicable Law, the Exchange Agent shall deliver the applicable portion of the Merger Consideration to such payment recipient only after such payment recipient will satisfy its Israel Tax obligation to the sole satisfactory of Parent or the payment to Parent of the withholding tax amount by the payment recipient, including any interest, indexation and fines required by the ITA in respect thereof.

2.4.4	Notwithstanding anything to the contrary in this Agreement, any payments made to holders of a Section 102 Award or a Section 3(i) Options will be subject to deduction or withholding of Israeli Tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of Section 102 Awards and Section 3(i) Options, the Options Tax Ruling (or the Interim Options Tax Ruling) has been obtained by the Closing, in which case Parent or the Company or the 102 Trustee, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Tax Ruling).

2.4.5	Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate on the date the payment is actually made to any recipient and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

2.4.6	Notwithstanding anything to the contrary in this Agreement, if any of the Tax Rulings shall be obtained and delivered to Parent, the Exchange Agent, the Israeli Sub-Agent and the trustee appointed under the 104H Tax Ruling, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company ISA documents filed or furnished by the Company with the ISA and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statement,” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature); provided that such documents shall not be deemed to modify or otherwise qualify the representations set forth in Section 3.13, or (y) the exceptions set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Section 3 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

3.1	Organization and Qualification; Subsidiaries; Investments

3.1.1	The Company is a company duly organized and validly existing under the Applicable Laws of Israel and is not a “defaulting company” as such term is defined in the ICL. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. The Company is duly qualified to transact business under the Applicable Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True, correct, and complete copies of the organizational or governing documents of the Company have been made available to Parent, each as amended to date, and each such organizational or governing documents are in full force and effect.

3.1.2	Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of all the Company’s directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the number of shares of each Subsidiary’s Capital Stock or other equity interests issued and outstanding and the record and beneficial owners and the amount and the percentage ownership of such shares of Capital Stock or other equity interests. All of the shares of Capital Stock or other equity interests of the Company’s Subsidiaries are owned by the Company and/or one or more of its Subsidiaries, in each case, free and clear of all Liens. Except as set forth in Section 3.1.2 of the Company Disclosure Schedule, there are no shares of Capital Stock, other equity interests or other voting securities of the Company’s Subsidiaries or shares of the Company’s Subsidiaries reserved for issuance. Each of the Company’s Subsidiaries is duly organized, validly existing and (to the extent such concept exists under the laws of its jurisdiction of incorporation or organization) in good standing under the laws of the jurisdiction of its incorporation or organization, except where failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Other than Company’s interests in its Subsidiaries, and except as set forth in Section 3.1.2 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, has any equity investment in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or Person. True, correct, and complete copies of the organizational or governing documents of each Subsidiary of the Company have been made available to Parent, each as amended to date, and each such organizational or governing documents for each Subsidiary of the Company are in full force and effect. The Subsidiaries of the Company are not in violation of their respective organizational or governing documents.

3.1.3	Section 3.1.3 of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company or its Subsidiaries have employees or facilities or otherwise currently conducts their business. Each of the Company and its Subsidiaries is duly qualified or licensed and, to the extent such concept exists under Applicable Law, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.1.4	Except as disclosed in Section 3.1.4 of the Company Disclosure Schedule, the Company’s and its Subsidiaries’ minute books contain in all material respects accurate and complete records of all meetings held of, and material corporate action taken by, the shareholders or the Company Board and its committees, and the boards of directors of the Company’s Subsidiaries and their respective committees, and no meeting of any such shareholders or the Company Board, or such boards or committees have been held for which minutes have not been prepared and are not contained in such minute books.

3.2	Capitalization of the Company and its Subsidiaries

3.2.1	The authorized share capital of the Company consists of 110,714,286 Shares, of which, as of August 1, 2022 (the “Measurement Date”), 16,848,041 Shares were issued and outstanding. None of the Shares are held by a Subsidiary of the Company. Between the Measurement Date and the date hereof, except as disclosed in Section 3.2.1 of the Company Disclosure Schedule, no Shares have been issued (other than Shares issuable upon the exercise of existing Company Stock Options) and no Company Stock Options have been granted. All of the outstanding Shares have been (and all Shares which may be issued pursuant to the Company Plans when issued in accordance with the terms thereof will be) validly issued, fully paid, nonassessable and free of preemptive rights. As of the Measurement Date, 10,088,013 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options. Each Company Stock Option was granted in compliance with all Applicable Laws and all of the terms and conditions of the Company Plans. Except as set forth above and as disclosed in Section 3.2.1 of the Company Disclosure Schedule, there are no outstanding (i) shares, equity interests or other voting securities or Capital Stock of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares or other securities of the Company, (iii) options, preemptive or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable or exercisable for shares or other securities of the Company or any of its Subsidiaries or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively “Company Securities”). There are no outstanding rights or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.2.1(iii) of the Company Disclosure Schedule, there are no voting agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary of the Company is bound relating to the voting or registration of any shares of Capital Stock of the Company or any of its Subsidiaries.

3.2.2	All of the outstanding Capital Stock of the Company’s Subsidiaries owned by the Company have been duly authorized, validly issued and are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction on the right to vote or sell the same, other than restrictions on transfer under applicable securities laws. Except as disclosed in Section 3.2.2 of the Company Disclosure Schedule, there are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, options or other rights to acquire from the Company or any of its Subsidiaries, any Capital Stock or other ownership interests in or any other securities of any Subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such Capital Stock. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests in any Subsidiary of the Company.

3.2.3	Section 3.2.3 of the Company Disclosure Schedule sets forth a complete and correct list (the “Awards Schedule”) of all Awards outstanding as of the date hereof, which list includes, with respect to each outstanding Award: (i) the name of the holder of such Award; (ii) the service relationship of such Award holder at the time of grant (i.e., director, employee, independent contractor, or consultant of the Company or any of its Subsidiaries); (iii) the status of such Award holder (i.e., active or terminated); (iv) the number of Shares underlying such Award; (v) the grant date of such Award, (vi) the classification of such Award as Section 3(i) Options, Section 102 Options, Section 102 Non Trustee Options, Section 102 Shares, Section 102 Non Trustee Shares, etc.; (vii) the vesting schedule (including any accelerated vesting provisions and a description of the acceleration triggers) and vesting status with respect to such Award; (viii) the exercise price or repurchase price of such Award, and (ix) the expiration date of such Award, (x) whether the Award permits early exercise. Except as otherwise set forth in the Awards Schedule, no vesting schedule of any Award or any similar security issued by the Company or any of its Subsidiaries shall accelerate as a consequence of the Merger, or a termination of employment or services, either alone or in combination with any other event. All Awards have been documented with the Company’s standard form of agreement or award document, complete and correct copies of which have been made available to Parent. Except as set forth in Section 3.2.3 of the Company Disclosure Schedule, each Award (A) issued to individuals who are U.S. tax payers has an exercise price per Share equal to or greater than the fair market value of an Share at the close of business on the date of such grant, (B) has a grant date identical to the date on which the Company’s board of directors actually awarded such Award, (C) qualifies for the tax and accounting treatment afforded to such Award in the Company’s Tax Returns and the Company’s financial statements, respectively, and (D) with respect to Award issued to individuals who are U.S. tax payers, does not trigger any Liability for the holder thereof under Section 409A of the Code. The Company has the requisite authority under the terms of the 102 Plans and any other applicable Contract to take the actions contemplated in this Agreement with respect to any adjustment, amendment, or cancellation of the terms of its Awards, and such adjustments, amendments, and cancellations will, as of the Closing, be binding on the holders of Awards purported to be covered thereby.

3.2.4	The Company Board has not exercised its discretion, nor will it exercise its discretion, to extend the date a Company Stock Option may be exercised following the date that the holder of a Company Stock Option ceases to be employed by the Company or its Subsidiaries or provide services to the Company or its Subsidiaries.

3.3	Authority Relative to this Agreement; Recommendation

3.3.1	The Company has all necessary corporate or similar power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is, or will be, a party, to perform its obligations hereunder and thereunder, and, subject to receipt of the Company Requisite Vote (as described below), to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company Board, and no other corporate or similar proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement and the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, except the receipt of the Company Requisite Vote and filing and recording the appropriate merger documents and forms as required by the ICL. This Agreement has been, and each Transaction Agreement to which the Company is now or is to become a party has been or by the Effective Time will be, duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub, the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

3.3.2	Without limiting the generality of the foregoing, the Company Board (i) has unanimously approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, (ii) has made the Company Recommendation, and (iii) has not, prior to the execution hereof, withdrawn or modified such approval (which approval has not been subsequently rescinded or modified in any way) or the Company Recommendation.

3.3.3	The only votes of the holders of any Company Securities necessary to approve this Agreement and the transactions contemplated hereby, including the Merger, are the affirmative vote of 50% of the voting power of the Shares present and voting at the Company Shareholder Meeting (the “Company Requisite Vote” and the “Company Shareholder Approval”, respectively). The quorum required for the Company Shareholder Meeting is at least two shareholders holding at least 25% of the voting rights of the Company. No vote or approval of (i) any creditor of the Company or its Subsidiaries in its capacity as such (subject to the rights of creditors under Section 319 of the ICL), (ii) any holder of any option or warrant granted by the Company or its Subsidiaries, or (iii) any shareholder of the Company’s Subsidiaries is necessary in order to approve or permit the consummation of the Merger.

3.4	Israeli Securities Filings; Financial Statements

3.4.1	The Company has filed all forms, reports and documents with the ISA and the Tel-Aviv Stock Exchange (the “TASE”) required to be filed under Applicable Law or the rules and regulations of TASE (such forms, reports and documents, collectively, the “Company Securities Filings”), each of which complied at the time of filing (after giving effect to any amendments or supplements thereto) in all material respects with all applicable requirements of applicable ISL and the rules of the TASE, as in effect on the dates such forms, reports and documents were filed. None of such Company Securities Filings, including any financial statements or schedules included or incorporated by reference therein, contained, at the time when made, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company Securities Filing filed subsequently and prior to the date hereof. The Company has made available to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the ISA, in all material respects with the applicable accounting requirements and the rules and regulations of the ISA and TASE with respect thereto, were prepared in accordance with IFRS and the applicable accounting requirements of the ISA as each was in effect on the date of such statement (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments not material in amount and the absence of footnotes), and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. No basis exists that would require, and to the Knowledge of the Company, no circumstance exists that would be reasonably expected to require, the Company to restate any of the Company Financial Statements.

3.4.2	The Company has heretofore made available, and hereafter will promptly make available to Parent, a complete and correct copy of any material amendments or modifications that are required to be filed with the ISA, but have not yet been filed with the ISA, to agreements, documents or other instruments that previously had been filed by the Company with the ISA.

3.4.3	Other than in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is now, nor has it been at any time subject to any filing requirements under the Securities Act relating to an offering of securities by the Company or the periodic reporting requirements under the Exchange Act or the rules and regulations promulgated thereunder or securities laws of any jurisdiction other than Israel.

3.4.4	All share registers required to be kept by the Company or any of its Subsidiaries under the provisions of any Applicable Law are true, complete, and accurate in all material respects. All returns, particulars, resolutions, reports and other documents required to be filed with or delivered to any Governmental Entity in respect of the Company or its Subsidiaries are true, complete and accurate and have been properly filed or delivered in a timely manner or a proper exemption from such filing was obtained, except where the failure to file such true, complete and accurate returns, particulars, resolutions, reports and other documents does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4.5	The Company and its Subsidiaries maintain books and records that fairly reflect their material assets and liabilities. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances, in all material respects, that: (i) their records accurately and fairly reflect in reasonable detail the transactions and dispositions of assets of the Company and its Subsidiaries, (ii) transactions are executed in accordance with management’s general or specific authorization, (iii) transactions are recorded as necessary to permit the preparation of the Company Financial Statements in conformity with IFRS and maintain accountability for assets, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of the Company, (v) access to assets is permitted only in accordance with management’s general or specific authorization, and (vi) the recorded accountability for assets is compared with the existing assets at reasonable intervals and in conformity with IFRS and appropriate action is taken with respect to any differences. Since January 1, 2020, except as set forth in the Company Audited Financial Statements or as required under Applicable Law, there has been no material change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates.

3.5	Information Supplied

None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in applications for Tax Rulings, the ISA Exemption Application, and/or the registration statement on Form S-4 to be filed with the SEC, and any amendment or supplement thereto (the “Form S-4”) and the Israel Prospectus (if applicable) will, at the time it becomes effective under the Securities Act and when published under the ISL, respectively contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the notice and proxy statement of the general meeting of the Company’s shareholders to be held in connection with the Merger (the “Proxy Statement” and the “Company Shareholder Meeting”, respectively) will, at the date mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The information supplied or to be supplied by the Company for inclusion in the Form S-4 and the Israel Prospectus will comply as to form in all material respects with the provisions of Form S-4. The Proxy Statement will comply in all material respects with the provisions of Applicable Law and the charter documents of the Company, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 3.5, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the ISA Exemption Application, Form S-4, Israel Prospectus (if applicable), the Proxy Statement or Company Shareholder Meeting, which information or statements were not supplied by or on behalf of the Company.

3.6	Consents and Approvals; No Violations

3.6.1	Except (i) as set forth in Section 3.6.1 of the Company Disclosure Schedule, (ii) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or “blue sky” laws, the ISL, the TASE, NASDAQ, and any filings under similar merger notification or foreign investment laws or regulations of any non-Israeli or non-United States Governmental Entity, to the extent required by Applicable Law, and (iii) the filing with and recordation by the Companies Registrar of the Merger Proposal and notice of the Company Shareholders Approval, and other filings as required by the ICL and under the R&D Law, no notice to and no Consent of any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement and the Transaction Agreements to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the transactions contemplated hereby or have a Material Adverse Effect on the Company.

3.6.2	Except as set forth in Section 3.6.2 of the Company Disclosure Schedule, and assuming that all Consents described in Section 3.6.1 and the Company Requisite Vote have been obtained or made, neither the execution, delivery and performance by the Company of this Agreement and of the other Transaction Agreements to which it is now or is to become a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the respective memorandum of association, articles of association and other charter documents (or similar governing or organizational documents) of the Company or any of its Subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject, (v) result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 3.6.2; in each case (other than clause (i) hereof) other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.7	No Default

Except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its memorandum of association, articles of association and other charter documents (or similar governing or organizational documents), (b) any Contract to which the Company or any of its Subsidiaries is now a party or by which it or any of its properties or assets is bound, or (c) any Applicable Law, in the case of (b) and (c), the consequence of which breach, default or violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.8	No Undisclosed Liabilities; Absence of Changes

3.8.1	Neither the Company nor any of its Subsidiaries has any material Liabilities of a type required by IFRS to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than (a) Liabilities in respect of obligations under this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, (b) to the extent disclosed in Section 3.8.1(b) of the Company Disclosure Schedule, (c) Liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, (d) Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding), and (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.8.1 of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

3.8.2	Except (x) as set forth in Section 3.8.2 of the Company Disclosure Schedule, and (y) as disclosed in the Company Securities Filings, since December 31, 2021, there have been no events, developments, changes or occurrences with respect to the Company or its Subsidiaries that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth in Section 3.8.2 of the Company Disclosure Schedule, since December 31, 2021, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Effective Time, would constitute a breach of Section 5.1 of this Agreement. Since December 31, 2021, there has not been any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any of its Subsidiaries.

3.9	Litigation

Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, or to the Knowledge of the Company, any manager, director or officer of the Company or any of its Subsidiaries in their capacities as such by any Person before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect on the Company, or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date. To the Knowledge of the Company, there is no basis on which any such Proceeding may be brought or threatened against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries or any of its or their respective properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

3.10	Compliance with Applicable Law

3.10.1	The Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws applicable to the Company, its Subsidiaries and its and their operations; and the Company has not received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

3.10.2	To the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in (i) a material violation by the Company of any Applicable Law applicable to the Company, its Subsidiaries or their respective business, or (ii) any obligation on the part of the Company or its Subsidiaries to undertake any remedial action, in each case, that would reasonably be expected to be material to their respective business.

3.10.3	The Company and its Subsidiaries have not received any notice that the ISA or the TASE has commenced or threatened to initiate any actions to delist the Shares listed on the TASE. The Company has provided or made available and, after the date hereof, will provide or make available to Parent and its counsel, promptly upon receipt, copies of all material written correspondence between the Company and the ISA and the TASE since the Lookback Date.

3.10.4	Section 3.10.4 of the Company Disclosure Schedule sets forth a complete and accurate list of the products that are being developed, tested, manufactured, marketed, distributed, or sold by the Company or its Subsidiaries which, as of the date hereof, account for 5% or more of the annual revenues of the Company and its Subsidiaries on a consolidated basis.

3.10.5	The Company and its Subsidiaries possess approval or allowance by the applicable Governmental Entity of all investigational or registered product applications as are currently legally required and are necessary for the conduct of its business, except for such approvals or allowances which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A list of all material investigational or registered product applications and similar regulatory applications pending as of the date hereof are attached to Section 3.10.5 of the Company Disclosure Schedule.

3.10.6	The Company has made available to Parent true and correct copies of all (i) Governmental Entity inspectional observations or establishment inspection reports, and (ii) warning letters or similar correspondence from any Governmental Entity, in each case in which the Governmental Entity asserted that the operations of the Company or any Subsidiary or any agents acting on express authority of any such Person are not in compliance with Applicable Law, in each case (a) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and (b) received by the Company or any Subsidiary or its agents, acting on its express authority, and the written response (if any) of the Company or its agents acting on its express authority to such Governmental Entity’s notice, in the case of each of (i) and (ii), since the Lookback Date. Except to the extent set forth in Section 3.10.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Contract with any Governmental Entities or other Person arising out of any previously existing violations.

3.10.7	Each of the Company Products and Services manufactured by or on behalf of the Company has been manufactured in accordance with (i) the product registration applicable to such product, and (ii) the specifications under which the product is normally and has normally been manufactured.

3.10.8	The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws requiring the maintenance or submission of reports or records under requirements administered by any Governmental Entity. None of the Company, any of its Subsidiaries, any of their employees, or, to the Knowledge of the Company, any other Person acting on their behalf, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or in any records and documentation prepared or maintained to comply with the Applicable Laws requiring the maintenance or submission of reports or records administered by any Governmental Entity, or failed to disclose a material fact required to be disclosed to the Governmental Entity.

3.10.9	The Company has obtained all material registrations and waivers required for the sale of Company Products and Services and all amendments and supplements thereto, and all other Permits (as defined below) required by any Governmental Entity or under Applicable Law to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company is in compliance with each such Regulatory Approval held by or issued to it, except for any non-compliance with Regulatory Approvals which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is the sole and exclusive owner, holder or permittee of the Regulatory Approvals and holds all right, title, and interest in and to all such Regulatory Approvals. The Company has not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

3.10.10	There is no Proceeding pending or, to the Knowledge of the Company, threatened seeking the recall of any of the Company Products and Services or the revocation or suspension of any Regulatory Approval. The Company has made available to Parent complete and correct copies of all Regulatory Approvals received as of the date of this Agreement. In addition, since the Company’s incorporation, (i) to the Company’s Knowledge, all Applicable Laws applicable to the preparation and submission of applications for the Regulatory Approvals to the relevant regulatory authorities have been complied with in all material respects; and (ii) to the Knowledge of the Company, the Company has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, with respect to the Regulatory Approvals, except where the failure of such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.10.11	To the Knowledge of the Company, there exists no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, waiver, export license or other license, approval or consent of any Governmental Entity with respect to the Company, its Subsidiaries or any of the Company Products and Services; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any of the Company Products and Services from the market, the termination or suspension of any testing of any of the Company Products and Services, or the change in marketing classification of any of the Company Products and Services.

3.10.12	Except as set forth in Section 3.10.12 of the Company Disclosure Schedule, all Company Products and Services which have been sold through the Company and its Subsidiaries have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Applicable Law and as set forth in the specific order. Except as disclosed in Section 3.10.12 of the Company Disclosure Schedule hereto, none of the Company or its Subsidiaries has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of the Company Products and Services.

3.10.13	Except as set forth in Section 3.10.13 of the Company Disclosure Schedule, since the Lookback Date, the Company and its Subsidiaries have not received any written notice that a Governmental Entity has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of the Company or its Subsidiaries, (ii) any action to enjoin (a) any production at any facility owned or used by the Company or its Subsidiaries or (b) any facility (including any clinical facility where testing and/or trials occur) owned or used by the Company or its Subsidiaries, (iii) the withdrawal of approval of any product application, or (iv) any civil penalty, injunction, seizure or criminal action, in each case, except for such actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.10.14	Neither the Company nor any of its Subsidiaries have received any notice since the Lookback Date, that any Governmental Entity has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sales restrictions or request the recall of any Company Product or Service, or commenced, or threatened to initiate, any action to enjoin or place restriction on the production, sale, marketing or reimbursement of any such Company Product or Service, which action would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.10.15	The Company and its Subsidiaries hold all material Consents, ratifications, registrations, permits, licenses, variances, exemptions, orders, and certificates from all respective Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. All of such Permits are in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with the material terms of such Permits. The Company and its Subsidiaries have not received written notice that any such Permit has been, will or may be revoked, cancelled, suspended, or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to the Knowledge of the Company, threatened against it with respect to any such Permit.

3.11	Environmental Laws and Regulations

3.11.1	Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or as set forth in Section 3.11.1 of the Company Disclosure Schedule, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, except in compliance with applicable Environmental Laws; (b) each of the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property and, to the Knowledge of the Company, there are no circumstances or conditions, which would prevent compliance with the applicable Environmental Laws; (c) there are no past, pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property; and (d) the Company and its Subsidiaries are not subject to any outstanding written orders or agreements with any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) remedial action, or (iii) any Release or threatened Release of a Hazardous Material.

3.11.2	The Company has made available to Parent copies of any and all material environmentally related assessments, audits, investigations, sampling or similar reports in the possession of the Company.

3.12	Taxes

3.12.1	Except as set forth in Section 3.12.1 of the Company Disclosure Schedule, the Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed (after taking into account all available extensions) in every territory where they were required to file Tax Returns, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes required to be paid by the Company and its Subsidiaries (whether or not shown in the Tax Returns) have been timely paid to the applicable Tax Authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any of its Subsidiaries.

3.12.2	Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, no claim for assessment or collection of material Taxes is presently being asserted in writing against the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any Tax authority relating to a material Tax nor does the Company or any Subsidiary have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from the Company or any of its Subsidiaries, which is still in effect.

3.12.3	Except as set forth in Section 3.12.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than such agreement or arrangement entered into the ordinary course of business the primary purpose of which does not relate to Tax).

3.12.4	Except as set forth in Section 3.12.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or received any Tax exemption, Tax holiday, or other Tax reduction agreement or order in connection with Israeli Taxes, or other applicable Taxes as the case may be, including any confirmation by the Authority for Investments and Development of the Industry and Economy of the Israeli Ministry of Economy and Industry, acting under the Israeli Law for Encouragement of Capital Investments, 5719 - 1959 (the “Investment Center”) of “Approved Enterprise” or “Benefitted Enterprise” status; nor have they received any grants from the Israel Innovation Authority (the “IIA”) or otherwise under the R&D Law; and there are no royalties, fees, repayments or other amounts due or payable by the Company to any governmental entity with respect to any of the foregoing. No prior approval of the Investment Center, the IIA, or any other Governmental Entity, is required in order to consummate the transactions contemplated by this Agreement, or to preserve entitlement of the Company or any of its Subsidiaries to any such incentive, subsidy, or benefit.

3.12.5	The Company and its Subsidiaries have provided adequate reserves in accordance with IFRS or U.S. GAAP, where applicable, in the most recent Company Financial Statements for any Taxes that have not been timely paid. Since the date of the Company Financial Statements and for periods beginning after the most recent Tax Return filed by the Company or any of its subsidiaries, the Company and its subsidiaries have accrued or provided in their books and records for all Taxes.

3.12.6	No claim has been made in writing to the Company or any of its Subsidiaries by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary files Tax Returns that the Company or any Subsidiary is or may be subject to income or franchise Taxation by that jurisdiction that has not been resolved. Neither the Company nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

3.12.7	Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (other than a group, the common parent of which was the Company) or (ii) incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise except as set forth in Section 3.12.7 of the Company Disclosure Schedule.

3.12.8	Neither the Company nor any of its Subsidiaries has any COVID Related Deferrals or has applied for any employee retention credits.

3.12.9	The Company and its Subsidiaries have complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by the Company or any of its Subsidiaries to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority, except as set forth in Section 3.12.9 of the Company Disclosure Schedule.

3.12.10	The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws and are consistent with the requirements of Section 85A of the Ordinance in all material respects except as set forth on Section 3.12.10 of the Company Disclosure Schedule.

3.12.11	Neither the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing or the use of an improper method of accounting in any Tax period (or portion thereof) ending on the Closing Date; (ii) any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made prior to the Closing; (iv) any prepaid amount received or deferred revenue accrued prior to the Closing, or (v) the application of Section 951, 951A, or 965 of the Code (or any similar provision of state, local, or non-U.S. Tax law) with respect to any income recognized by or any asset held by the Company or any of its Subsidiaries before the Closing Date.

3.12.12	The Company is not a controlled foreign corporation, a passive foreign investment company or a foreign personal holding company as such terms are defined in Sections 957, 1297 and 552 of the Code, respectively; nor does it hold any interests in a controlled foreign corporation within the meaning of Section 75B of the Ordinance.

3.12.13	For U.S. federal income tax purposes, since formation, each of (i) the Company, (ii) Airobotics Pte Ltd., an entity organized under the laws of Singapore, and (iii) AIROBOTICS GULF DMCC, an entity organized under the laws of Dubai, has been treated as a corporation.

3.12.14	The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which it might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by the Company, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which the Company is required to collect and remit under any Applicable Law, and (iii) has not received a refund for input VAT for which the Company is not entitled under any Applicable Law. The Subsidiary is not required to effect Israeli VAT registration.

3.12.15	Neither the Company nor any of its Subsidiaries, is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Ordinance.

3.12.16	Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under Applicable Law. Neither the Company nor its Subsidiary has received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

3.12.17	Neither the Company nor any of its Subsidiaries is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

3.12.18	Neither the Company nor its Subsidiaries has received any letter ruling from any Taxing authority, and no request for such a ruling is currently pending except as set forth in Section 3.12.18 of the Company Disclosure Schedule.

3.12.19	Each of the Company’s option plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan“), or that is otherwise required to be approved by the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Options which were issued under any 102 Plan were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required thirty (30) day period from the filing of the 102 Plan with the ITA, the receipt of the required written Consents from the Option holders, the appointment of an authorized trustee to hold the Section 102 Options, the due deposit of such Section 102 Options with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012, as applicable and there is no reasonably foreseeable reason why they will be not be entitled to capital gains treatment upon sale or cancelation thereof as part of the transaction contemplated under this Agreement. All Tax rulings, opinions, correspondence, and filings with the ITA relating to the 102 Plan and any award thereunder have been made available to Parent, except as set forth in Section 3.12.19 of the Company Disclosure Schedule.

3.12.20	Except as set forth in Section 3.12.20 of the Company Disclosure Schedule, no Shares issued to any employee of the Company or any of its Subsidiaries are (nor have they been at any point) subject to “reverse vesting” or a repurchase option (or any similar arrangement) in favor of the Company or any of its Subsidiaries, nor have any Shares been issued to any Person which are the result of the conversion of any convertible instrument or are held for the benefit of any beneficiary by a third party (such as a trustee nominee or otherwise, other than the Section 102 Trustee.

3.13	Intellectual Property

3.13.1	Section 3.13.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s and each of its Subsidiary’s Israeli, United States and foreign (i) patents and patent applications; (ii) trademark registrations and applications and material unregistered Trademarks; and (iii) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed) owned, in whole or in part, including jointly with others, by the Company or any of its Subsidiaries. For purposes of this Agreement, the Company’s and each of its Subsidiary’s Trademarks, Patents, Copyrights and Trade Secrets listed on Section 3.13.1 of the Company Disclosure Schedule are sometimes referred to hereinafter as the “Company Trademarks,” “Company Patents,” “Company Copyrights,” and “Company Trade Secrets,” respectively.

3.13.2	Trademarks

(a)	All Company Trademark registrations are currently in compliance in all material respects with all legal requirements (including, where applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not reasonably be expected to result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Company Trademark in question.

(b)	To the Knowledge of the Company, all Company Trademarks are valid and enforceable as against any third party.

3.13.3	Patents

(a)	To the Knowledge of the Company, all Company Patents are currently in compliance with all applicable legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use having a final due date prior to the date hereof) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Company Patent in question.

(b)	To the Knowledge of the Company, all issued Company Patents are valid and enforceable as against any third party.

3.13.4	Trade Secrets

(a)	The Company has taken reasonable steps in accordance with normal industry practice to protect the Company’s or a Subsidiary’s rights in confidential information and Company Trade Secrets.

(b)	Without limiting the generality of Section 3.13.4(a), the Company enforces and has enforced a policy of requiring each relevant employee, consultant and contractor who are involved in the creation of any Company IP Rights or Company Products and Services to execute information, confidentiality and assignment agreements substantially in the Company’s standard forms that effectively and exclusively assign to the Company or one of its Subsidiaries rights to any Intellectual Property relating to the business of the Company or its Subsidiaries created in the course of performance of work for the Company or one of its Subsidiaries. Except under confidentiality obligations, to the Knowledge of the Company there has been no disclosure by the Company or any Subsidiary of material confidential information or Company Trade Secrets.

3.13.5	License Agreements

Other than off-the-shelf, generally available end user licenses and open source licenses, Section 3.13.5(1) of the Company Disclosure Schedule lists all license agreements granting to the Company or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property indicating for each the title and the parties thereto. The Company is in material compliance with each license listed in Section 3.13.5(1) of the Company Disclosure Schedule. Other than customer agreements entered into in the ordinary course of business, Section 3.13.5(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries licenses software or grants other rights in or rights to use or practice under any Intellectual Property indicating for each the title and the parties thereto.

3.13.6	Ownership; Sufficiency of Intellectual Property Assets

Except as described in Section 3.13.6 of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens (other than Company Permitted Liens), all of its Intellectual Property used in or required for their respective businesses as currently conducted. The Intellectual Property identified in Section 3.13.1 of the Company Disclosure Schedule or validly licensed to the Company constitutes all the Intellectual Property rights used or necessary in the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

3.13.7	Protection of Intellectual Property

The Company has taken reasonable and customary steps to protect the Intellectual Property of the Company and its Subsidiaries.

3.13.8	No Infringement by the Company

To the Knowledge of the Company, the Company Products and Services do not infringe upon, violate or constitute the unauthorized use of any valid Intellectual Property rights owned or controlled by any third party.

3.13.9	No Infringement by Third Parties

Except as described in Section 3.13.9 of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries.

3.13.10	No Proceedings

There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Company’s Knowledge threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company or a Subsidiary of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries or the Company’s right, title, or interest in or to any Intellectual Property owned by the Company or its Subsidiaries; or (iii) by the Company or its Subsidiaries alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property. There are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. Neither the Company nor its Subsidiaries is subject to any outstanding Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property owned or licensed by the Company or its Subsidiaries.

3.13.11	Except as set forth on Section 3.13.11 of the Company Disclosure Schedule or in respect to any Intellectual Property licensed by the Company or its Subsidiaries, the Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company. The Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than an Employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. Except as set forth on Section 3.13.11 of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

3.13.12	Section 3.13.12 of the Company Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is used by the Company or its Subsidiaries in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Products and Services, and for each such item of Open Source Software, (i) the applicable Company Products and Services; and (ii) the name and version number of the applicable license agreement. The Company has complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software. The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services or any other proprietary Software in source code form; (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services or any other proprietary Software.

3.13.13	All Company Products and Services (i) comply in all material respects with all Applicable Laws and industry standards, including with respect to security; and (ii) conform in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation provided by Company.

3.13.14	Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company Products and Services, and no other Software used in the operation of the business of the Company or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent (collectively, “Malicious Code”), except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

3.13.15	No Collaboration with Research Institutions

Except as set forth in Section 3.13.15 of the Company Disclosure Schedule, no personnel, facilities, resources, grants, incentives, exemptions, qualifications or subsidies of any university, college, other educational institution international organization or research center, were used in the development of the Company Products or Services or Intellectual Property of the Company or any products or services currently under development by the Company or its Subsidiaries.

3.14	Insurance

Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by or for the benefit of the Company or its Subsidiaries or otherwise relating to the business of the Company (collectively, the “Insurance Policies”). The Insurance Policies shall not, pursuant to their terms, in any way be materially and adversely affected by, or terminate or lapse by reason of this Agreement or the transactions contemplated hereby. Such Insurance Policies are of the type and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice of similarly situated companies and are sufficient for compliance in all material respects with all Applicable Laws and Contracts to which the Company or its Subsidiaries is a party or by which it is bound. All such Insurance Policies (x) are provided by carriers who are financially solvent, and (y) have not been subject to any lapse in coverage.  All such Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination or threatened cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, except where the failure of such policies to be in full force and effect, the failure to pay such premiums due or the threat or receipt of such notices of cancellation or termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is in compliance in all material respects with all Insurance Policies, and the Company is not in material default under any of its obligations under any such Insurance Policies, or has otherwise failed to comply with, in any material respect, any material provision contained in any such Insurance Policies. There are no material claims pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights.  The Company has given timely notice to the insurer under each of the Insurance Policies of all claims that may be insured thereby. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, since the Lookback Date, no insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any Insurance Policy, and except as disclosed in Section 3.14 of the Company Disclosure Schedule, no insurer has provided any notice of cancellation or any other indication. To the Knowledge of the Company, there is no reason to believe, that any insurer plans to cancel any Insurance Policy or materially raise the premiums or alter the coverage under any Insurance Policy in a manner adverse to the Company prior to the Closing.

3.15	Certain Business Practices

3.15.1	None of the Company, any of its Subsidiaries, or to the Knowledge of the Company any directors, officers, agents or employees of the Company or any of its Subsidiaries or to the Knowledge of the Company any other Person acting on their behalf, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer or supplier of the Company, or any employee or agent of any customer or supplier of the Company; (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (d) directly or indirectly given or agreed to give any money, gift, bribe, kickback or similar benefit to any customer or supplier of the Company, any employee or agent of any customer or supplier of the Company, any official or employee of any Governmental Entity, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any material Liability in any Proceeding, (ii) if not given in the past, may have had a material impact on the Company or its business, or (iii) if not continued in the future, may materially affect the Company or its business.

3.15.2	Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has taken, nor to the Knowledge of the Company have any of their respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility taken, any action, directly or indirectly, that constitutes a breach or an alleged breach by such Persons of the FCPA or any other Applicable Laws relating to bribery or corruption, and legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (the “Anti-Corruption Laws”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have conducted their business in compliance with the FCPA and the other Anti-Corruption Laws and have retained, and will continue to retain, accurate books and records and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

3.15.3	Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with (i) trade embargoes and applicable provisions of U.S. export control, sanction and trade Applicable Laws and regulations, including the Export Administration Regulations, including the anti-boycott regulations contained therein, 15 C.F.R. Parts 730 to 774 (“EAR”); the Foreign Trade Regulations, 15 C.F.R. Part 30, administered by the United States Department of Commerce; the Arms Export Control Act (22 U.S.C. 2778) and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120 to 130 (“ITAR”), administered by the United States Department of State; the embargoes, restrictions and regulations administered by OFAC, 31 C.F.R. Parts 500 to 597; Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Prohibited Persons; the Tariff Act of 1930, as amended, and regulations administered by the United States Department of Homeland Security, Bureau of Customs and Border Protection, as well as the Israeli Defense Export Controls Law, 5767-2007 (collectively, the “Trade Laws”). The Company and its Subsidiaries have not received any written notices of noncompliance, complaints, subpoenas, investigations, or warnings with respect to its compliance with Trade Laws or Anti-Corruption Laws. Since the Lookback Date, the Company and its Subsidiaries have not (i) made a voluntary disclosure or prior disclosure with respect to violations of any Trade Laws; (ii) been subject to any (x) seizure, detention, compliance assessment, focused assessment, Proceeding for, or, to the Company’s Knowledge, audit, alleged or actual violation in any material respect of any Trade Laws, including underpayment of import or export duties, Taxes or fees, (y) suspension of export privileges, or (z) enforcement action or sanction, or, to the Company’s Knowledge, investigation by any Governmental Entity arising under any Trade Laws; or (iii) made or provided any materially false statement or omission to any Governmental Entity or to any customer in connection with the importation or exportation of merchandise. None of the Company, its Subsidiaries or any directors, managers or officers or employees of the Company or its Subsidiaries, or, to the Company’s Knowledge, agent, Affiliate, or other Person acting on behalf of the Company or its Subsidiaries has exported or reexported, directly or indirectly, any products, technology, software, technical data, or services in violation of Trade Laws.

3.15.4	The Company and each of its Subsidiaries:

(a)	is currently and has been since the Lookback Date in compliance with all Applicable Laws, Orders and sanctions, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(b)	is not and has never been a Person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Applicable Law; (d) who commits, threatens, or conspires to commit or support “terrorism” as defined in the Executive Order; or (e) who is an Affiliate of a Person referenced above; in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, its Subsidiaries or any director, manager or officer of the Company or its Subsidiaries is or has been identified on any Restricted Person List, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.16	Tangible Personal Property; Title; Sufficiency of Assets

3.16.1	Except as set forth in Section 3.16.1 of the Company Disclosure Schedule, and except for inventory and other property sold, used or otherwise disposed of in the ordinary course of business consistent with past practice, the Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets a valid leasehold interest in, all of the items of material tangible personal property reflected in the most recent Company Audited Financial Statements, in each case, subject to no Liens, other than Company Permitted Liens. Such material tangible personal property, together with the tangible personal property used under the Personal Property Leases, include all tangible personal property reasonably required for the continued conduct of the Company’s and its Subsidiaries’ business as currently conducted. Since the December 31, 2021, neither the Company nor any of its Subsidiaries has suffered material theft, damage, destruction, or casualty loss to its assets, whether or not covered by insurance.

3.16.2	All tangible personal property owned by the Company and its Subsidiaries and all of the items of material tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases or otherwise have been reasonably maintained, are structurally sound, are in reasonably good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put by the Company and its Subsidiaries in the operation of their businesses as currently conducted, and none of such items of material tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of the Company’s business consistent with past practice that are not material in nature or cost.

3.16.3	Section 3.16.3 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material leases of tangible personal property relating to tangible personal property used by the Company or its Subsidiaries or to which the Company or its Subsidiaries is a party or by which the properties of the Company or its Subsidiaries are bound, following which the Company pays to the lessor an annual fee greater than $50,000 (“Personal Property Leases”). The Company has made available to Parent complete and correct copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Personal Property Leases, and all such leases are in full force and effect. The Company or its applicable Subsidiaries have a valid leasehold interest under each of the Personal Property Leases, and there is no default under any Personal Property Lease by the Company, its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, each other party thereto are in compliance with all material obligations of the Company or such other party, as the case may be, thereunder.

3.17	Material Contracts

3.17.1	Section 3.17.1 of the Company Disclosure Schedule lists each Contract to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets are subject, as of the date hereof, (i) which is a severance agreement, program or policy of the Company or a Subsidiary with or relating to its employees, which is not based on the Company’s standard forms, which forms have been made available to Parent; (ii) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Agreements or which contain change in control provisions and that is material to the Company; (iii) which provides for any material license or other material arrangement with respect to any Intellectual Property of the Company; (iv) which represents any confidentiality or non-disclosure arrangement pursuant to which the Company or any of its Subsidiaries has agreed to keep confidential information obtained from any other Person, other than confidentiality or non-disclosure arrangements entered into in the ordinary course of business consistent with past practice; (v) which constitutes an undertaking or agreement with the IIA or any other Governmental Entity; (vi) which is an arrangement materially limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a relationship with any Person; (vii) under which the Company or any of its Subsidiaries makes payments in excess of One Hundred Thousand Dollars ($100,000) on an annual basis; (viii) which is a Labor Agreement or any other Contract with any labor union; (ix) which is a Real Property Lease or a Personal Property Lease; (x) pursuant to which any Indebtedness is outstanding or may be incurred, including any loan or credit agreement, note, bond, mortgage, indenture, letter of credit, interest rate or currency hedging arrangement or other similar agreement or instrument or pursuant to which any Indebtedness of any Person is guaranteed by the Company or any of its Subsidiaries; (xi) pursuant to which the Company is required to indemnify or hold harmless any Person other than Contracts entered into in the ordinary course of business consistent with past practice; (xii) all powers of attorney or other similar agreements or grant of agency by the Company; (xiii) all Contracts involving the settlement of any Proceeding or threatened Proceeding which will (a) involve payments after the date of the Latest Balance Sheet of consideration in excess of One Hundred Thousand dollars ($100,000), or (b) impose monitoring, reporting or other continuing obligations on the Company or any of its Subsidiaries; (xiv) pursuant to which the Company or any of its Subsidiaries has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries); (xv) which is a partnership, joint venture or similar arrangement or that involves any profit sharing; (xvi) which prohibits the payment of dividends or distributions in respect of the Capital Stock of the Company or any of its Subsidiaries or prohibits the pledging of the Capital Stock of the Company or any Subsidiary of the Company; (xvii) which contains “most favored nations” pricing provisions from the Company or any of its Subsidiaries in favor of any third Person or which grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third Person; (xviii) which relates to the acquisition or sale of any material assets of the Company or any of its Subsidiaries, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice; or (xix) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to material obligations of any other Person (including another Subsidiary) (each such Contract disclosed or required to be disclosed on Section 3.17 of the Company Disclosure Schedule, a “Company Material Contract”).

3.17.2	All Company Material Contracts are valid, legal, and binding and in full force and effect as to the Company or its Subsidiaries and are enforceable against the other parties thereto subject to bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company and its Subsidiaries have paid in full or accrued all material amounts now due from them thereunder and have satisfied in full or provided for all of their material liabilities and obligations thereunder which are presently requested to be satisfied or provided for. None of the Company, the Subsidiaries nor, to the Knowledge of the Company, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract. The Company has not and none of its Subsidiaries has issued or received any written notice of termination, cancellation, material breach or default under any Company Material Contract and no counterparty to a Company Material Contract has made any written demand for such renegotiation of any material terms of any Company Material Contract. True and complete copies of all Company Material Contracts, together with all amendments thereto through the date hereof, have been made available to Parent.

3.18	Grants, Incentives and Subsidies

Section 3.18 of the Company Disclosure Schedule provides a complete list of all grants, incentives, and subsidies (collectively, “Grants”) and applications therefor that are pending and outstanding as of the date hereof from the Government of the State of Israel or any agency thereof, or from any Governmental Entity, granted to the Company or any Subsidiary, including the IIA. Without limiting the generality of the above, Section 3.18 of the Company Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding payment obligations thereunder of the Company or any Subsidiary with respect to royalties, or the outstanding amounts to be paid by the IIA to the Company. Section 3.18 of the Disclosure Schedule also identifies the specific Company Products and Services developed with each Grant. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with the terms and conditions of their respective Grants and have duly fulfilled all the undertakings relating thereto required to be performed prior to the date hereof, except for such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to result in revocation, repayment or material modification of any of the material Grants. Prior to the date hereof, the Company has not received written notice of the revocation or material modification of any of the Grants. The Company is not aware of any event or other set of circumstances which is reasonably expected to lead to the revocation or material modification of any of the Grants.

3.19	Affiliates; Transactions with Affiliates

3.19.1	Except for the directors and executive officers of the Company, each of whom is listed in Section 3.19.1 of the Company Disclosure Schedule, there are no Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company under Rule 145 of the Securities Act (“Company Affiliates”).

3.19.2	Except as disclosed on Section 3.19.2 of the Company Disclosure Schedule, no Related Party of the Company or any of its Subsidiaries is presently engaged in any transactions or business arrangements with the Company or any of its Subsidiaries. No Related Party of the Company or any of its Subsidiaries (except in his capacity as such or in his capacity as a shareholder or optionholder of the Company or its Subsidiaries) (i) is a party to any Contract with the Company; (ii) has any direct or indirect material interest in (a) any property, assets or rights of or used by the Company or that of any of its Subsidiaries, (b) any franchisor, competitor, customer, supplier, distributor, lessor, independent contractor or agent of the Company or any of its Subsidiaries (including as an officer, director, manager, employee or consultant of any such Person), or (c) any Person which is a party to any Contract required to be listed pursuant to Section 3.17.1 other than, in the case of clauses (b) and (c) above, as a Person owning beneficially less than 1% of the equity of such entity; or (iii) has outstanding any Indebtedness owed to the Company, or is the obligee or beneficiary of any liability of the Company, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business or any rights or obligations such Related Party may have in its capacity as a holder of Shares or holder of Company Stock Options.

3.20	Brokers

Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21	Employee Benefits

3.21.1	Employee Plans

Section 3.21.1 of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has also made available to Parent true and complete copies of (i) the most recent plan documents, related trust documents, adoption agreements, summary plan descriptions, and all amendments thereto for each Company Employee Plan, other than Foreign Plans relating to any Israeli provident fund and governed by the Applicable Laws of the State of Israel (ii) the most recent actuarial and audit reports for each pension plan, within the meaning of Section 3(2) of ERISA (“Pension Plan”), and (iii)  the most recent determination letters and rulings received by the Company or any Subsidiary from any US or Israeli Governmental Entity, and copies of all applications and correspondence to or from such agencies, with respect to any Company Employee Plan.

3.21.2	Employee Plan Compliance

Except in each case as would not be reasonably expected to have a Material Adverse Effect on the Company (i) each Company Employee Plan has been operated and administrated in all respects in accordance with its terms and all Applicable Law, including ERISA and the Code; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) to the Company’s Knowledge no Employee has committed a breach of any responsibility imposed upon fiduciaries by Title I of ERISA or any Applicable Law with respect to any Company Employee Plan; (iv) there are no judicial, regulatory, arbitration or similar Proceedings pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) there are no inquiries, audits or Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Company Employee Plan or any related trust; (vi) neither the Company nor, to the Knowledge of the Company, any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Sections 4975 through 4980 of the Code or any other Applicable Law; (vii) each Pension Plan that is intended to be qualified under Section 401(a) of the Code or other Applicable Law is so qualified and has received a favorable determination opinion, notification or advisory letter with respect to such status from the applicable Governmental Entity or has time remaining to apply under Applicable Law for a determination or opinion letter and to make any necessary amendments, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance exists which may reasonably be expected to result in the disqualification of such Pension Plan.

3.21.3	Multiemployer Plans

Neither the Company, to the Knowledge of the Company, nor any ERISA Affiliate of the Company, is, or at any time the Lookback Date obligated to contribute to a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 413(c) or 414(f) of the Code) (a “Multiemployer Plan”).

3.21.4	Pension Plans

None of the Company Employee Plans is or was subject to Code Section 412, ERISA Section 302, or a plan described in Sections 3(35), 4063 or 4064 of ERISA.

3.21.5	Post-Employment Obligations

No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits coverage to any Employee for periods extending beyond his or her retirement or termination of employment for any reason, except as (i) to benefits the full cost of which are borne by Employees or their beneficiaries, (ii) death or disability benefits under any of the Company Employee Plans, (iii) life insurance benefits for any Employee or his or her beneficiary who dies while in service with the Company or any of its Subsidiaries, (iv) continuing coverage until the end of the month in which retirement or termination of employment occurs or (v) mandated by Applicable Laws. Except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each Company Employee Plan which is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is in compliance with (1) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder; (2) Part 6 of Title I of ERISA; (3) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (4) any applicable state statutes mandating health insurance continuation coverage.

3.21.6	Effect of Transaction

(a)	Except as disclosed in Section 3.21.6(a) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (a) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment (other than as required under Applicable Law or except as expressly provided in this Agreement), (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or officer, or (c) extend the term or have any other impact on the employment status or terms of employment of any such employee or officer.

(b)	Stock Options. Section 3.21.6(b) of the Company Disclosure Schedule lists all outstanding Company Stock Options, identifying for each such option: (i) the number of Shares issuable, (ii) the number of vested shares, (iii) the grant effective date, (iv) the vesting schedule, (v) the date of expiration and (vi) the exercise price, identifying for each the number of Shares issuable. Such Section shall also indicate the plan under which such Company Stock Options were granted, the residence of each Person holding such Company Stock Options or Company Stock Options commitment as of the date hereof and the date on which such Company Stock Option was granted, with respect to Company Stock Options granted to Israeli taxpayers, whether each such Company Stock Options were granted and is subject to tax pursuant to Section 3(i) or Section 102 and specifying the subsection of Section 102 pursuant to which the Company Stock Options were granted and is subject to tax and whether an election was made to treat such Company Stock Options under the capital gains route or ordinary income route and, where relevant, the date on which the Company Stocks granted pursuant to Section 102(b)(2) of the Ordinance was deposited with the Israeli trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement), with respect to Company Stock Options granted to U.S taxpayers, whether such Company Stock Options have been designated an “incentive stock option” as defined in Section 422 of the Code, or were otherwise designated as “non-qualified stock options”.

3.21.7	Foreign Plans

With respect to any Company Employee Plan maintained for Employees outside of the Israel (each, a “Foreign Plan”): (i) to the Knowledge of the Company each Foreign Plan and the manner in which it has been administered satisfies all Applicable Law, (ii) all contributions to each Foreign Plan required through the Closing Date have been and will be made by the Company, (iii) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in the Company’s financial statements in accordance with IFRS, (iv) to the Knowledge of the Company there are no pending investigations by any Governmental Entity involving any Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), Proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

3.22	Labor and Employment Matters

3.22.1	Except as set forth in Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement or other contract or arrangement with a labor union or trade union involving any of its Employees. Except for Company Employee Plans and Employee Agreements listed in Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is otherwise required (under any legal requirement, under any contract or otherwise) to provide, benefits or working conditions beyond the minimum benefits and working conditions required by Applicable Law to be provided pursuant to rules and regulations of any jurisdiction in which the Company or any of its Subsidiaries have employees, including without limitation the Histadrut (General Federation of Labor), the Coordinating Bureau of Economic Organization and the Industrialists’ Association, and, to the Knowledge of the Company, no petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its Subsidiaries, with any Governmental Entity seeking recognition of a bargaining representative. Except as set forth in Section 3.21.1 or Section 3.22.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have or are subject to, and no Employee benefits from, any “extension order” (as such term is used under Israeli law), other than extension orders that apply to all employees in Israel. The Company has heretofore made available to Parent true and complete copies of (i) Employee Agreements listed on Section 3.21.1 and Section 3.22.1 of the Company Disclosure Schedule, and (ii) Labor Agreements listed on Section 3.22.1 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

3.22.2	Except as set forth in Section 3.22.2 of the Company Disclosure Schedule, all of the employees of the Company and its Subsidiaries are “at will” employees subject to Applicable Law. Any severance or termination benefits payable by the Company or any of its Subsidiaries as a result of the termination of any agreements with employees of, the Company or any of its Subsidiaries, other than severance or termination benefits that are required under any Applicable Law, are listed on Section 3.22.2 of the Company Disclosure Schedule.

3.22.3	Except as set forth in Section 3.22.3 of the Company Disclosure Schedule:

(a)	There is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by their employees or any representatives of their employees;

(b)	Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any material demand letters, civil rights charges, suits, or drafts of suits with respect to claims made by or on behalf of any of their respective employees; and

(c)	Neither the Company nor any of its Subsidiaries has been served with any material pending claims, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of their respective employees; and neither the Company nor any of its Subsidiaries has any Knowledge of any material pending claims, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of their respective employees that could reasonably be expected to be served on the Company or any of its Subsidiaries.

3.22.4	All amounts that the Company or any Subsidiary is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension, life insurance, incapacity insurance, continuing education fund or other similar fund, or (ii) to withhold from their employees’ salaries and pay to any Governmental Entity as required by the Israeli Income Tax Ordinance (New Version) and any other Applicable Law have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries have any outstanding obligation to make any such deduction, transfer, withholding or payment except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.22.5	Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.22.6	The Company and its Subsidiaries are in compliance with all Applicable Law pertaining to the employment of labor, including all such laws and orders relating to wages, hours, overtime, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes other than any such non-compliance which does not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 3.22.6 of the Company Disclosure Schedule, none of the Company’s or any Subsidiary’s executive officers have ceased to be employed by the Company or any Subsidiary of the Company since December 31, 2021.

3.22.7	Neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, except as described in Section 3.22.7 of the Company Disclosure Schedule. The Company has made provision in accordance with IFRS for its and its Subsidiaries’ employees on account of wages, severance pay, pension funds, redemption of annual leave or otherwise, whether required by Applicable Law or pursuant to an agreement, and such obligations are accurately reflected in the financial statements included in the Company Securities Filings.

3.22.8	Israeli Employees

(a)	With respect to employees who reside or work in Israel or whose employment contract is otherwise subject to the laws of the State of Israel (“Israeli Employees”):

(i)	no Israeli Employee is subject to any collective bargaining agreement and/or extension order (“tzav harchava”) (other than extension orders that are generally applicable to all employers or employees in Israel); and

(ii)	the Company is not, nor was it ever, a member of any employers’ association or organization, and the Company does not pay, nor has it ever paid, any payment to an employers’ association or organization and no employers association or organization has made any demand for payment of any kind from the Company.

(b)	All obligations of the Company or its subsidiaries to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law-1963, to pay unused vacation pursuant to the Annual Leave Law – 1951, accrued bonuses and recreation pay, or any Contract are fully funded, or if not required to do so are accrued on the Financials except for obligations towards severance pay that is fully funded.

(c)	All of the Company’s Israeli Employees are subject to the arrangement under Section 14 to the Israeli Severance Pay Law, 5723 1963 (the “Section 14 Arrangement”) as set forth on Section 3.22.8 of the Company Disclosure Schedule. The Company’s obligations to provide statutory severance pay to its Israeli Employees are fully funded in accordance with the Section 14 Arrangement and it is and was implemented properly, from the commencement date of the Israeli Employee’s employment and on the basis of the Israeli Employees’ entire determining salary, such that the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14 Arrangement.

3.23	Indebtedness

3.23.1	Section 3.23.1 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, including the amount outstanding with respect thereto.

3.23.2	Section 3.23.2 of the Company Disclosure Schedule sets forth a true and complete list of each outstanding loan or advance, including the amount thereof, made or arranged, directly or indirectly, by the Company or any of its Subsidiaries to any director or executive officer (or equivalent thereof) (as defined in Rule 3b-7 of the Exchange Act) of the Company.

3.24	Real Property

3.24.1	The Company and its Subsidiaries do not own, and have never owned, any real property. Section 3.24.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all leases, licenses or other similar written agreements relating to the occupancy (the “Real Property Leases”) of the real property (the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound. The Company or its applicable Subsidiaries have a valid leasehold interest in the Leased Real Property, free and clear of any Liens other than Company Permitted Liens. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under the Real Property Leases with respect to the Leased Real Property. None of the Company or any of its Subsidiaries has assigned or sublet any of the Leased Real Property. The Real Property Leases are valid and binding in full force and effect and enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity. There are no existing defaults or offsets which the landlord has against the enforcement of the Real Property Leases and none of the Company, any of its Subsidiaries or the landlord is in default under any Real Property Lease, nor have any events under any Real Property Lease occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder by any party thereto, and the Company and its Subsidiaries have paid all rent due and payable under the Real Property Leases. No party to the Real Property Leases has exercised any termination rights with respect thereto. True and complete copies of the Real Property Leases have been made available to Parent. The Company is not party to any pending Proceeding nor, to Knowledge of the Company, is any Proceeding threatened which might interfere with the quiet enjoyment of the Company under the Real Property Leases. The Company and its Subsidiaries have not assigned, mortgaged, pledged, otherwise encumbered, or transferred its interest, if any, under any of the Real Property Leases.

3.24.2	To the Knowledge of the Company, there are no facts, circumstances, or conditions which do or would materially and adversely affect the operation of the Company’s or its Subsidiaries’ business on the Leased Real Property as presently conducted or as presently proposed to be conducted. To the Knowledge of the Company, the Leased Real Property and all improvements located thereon and the present use thereof shall comply with, constitute a valid non-conforming use, or are operating pursuant to the provisions of a valid variance under all zoning Applicable Laws, ordinances and regulations of Governmental Entities having jurisdiction thereof, and the construction, use and operation of the Leased Real Property by the Company and its Subsidiaries are in material compliance with all Applicable Laws. Except as otherwise set forth on Section 3.24.2 of the Company Disclosure Schedule, the Leased Real Property is in a state of good maintenance and repair and is in good operating condition, subject to normal wear and tear, and (i) there are no material physical or mechanical defects in the Leased Real Property and, to the Knowledge of the Company, the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear excepted); and (ii) there are no ongoing repairs to the Leased Real Property being made by or on behalf of the Company or any of its Subsidiaries or for the Company or any of its Subsidiaries being made by or on behalf of the landlord. Except as set forth on Section 3.24.2 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all material occupancy and other certificates and material Permits, municipal and otherwise, required to be held by the Company and its Subsidiaries for the lawful use and occupancy of the Leased Real Property for the purposes for which the Company’s and its Subsidiaries’ use and occupancy of such Leased Real Property is presently intended and to which the Company’s and its Subsidiaries’ use and occupancy of such Leased Real Property is presently devoted. There are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company or any of its Subsidiaries that would reasonably be expected to prohibit, materially restrict or impair the Company’s or any of its Subsidiaries’ use and occupancy or result in the suspension, revocation, material impairment, forfeiture or non-renewal of any such material Permits held by the Company or any of its Subsidiaries. All notices of violation of any Applicable Laws, against the Company with respect to the Leased Real Property have been complied with by the Company and its Subsidiaries. There are no outstanding correcting work orders delivered to the Company or any of its Subsidiaries from any Governmental Entity or the owner of the Leased Real Property or any insurance company with respect to the Leased Real Property.

3.24.3	There are no condemnation or eminent domain or other Proceedings of any kind whatsoever for the taking of the whole or any part of the Leased Real Property for public or quasi-public use pending or, to Knowledge of the Company, threatened against the Leased Real Property.

3.24.4	Except as set forth on Section 3.24.4 of the Company Disclosure Schedule, the Leased Real Property and all improvements thereon represent the sole locations at which the Company and its Subsidiaries conduct business and are the only locations where all of the material tangible assets of the Company and its Subsidiaries are located.

3.24.5	Except as set forth on Section 3.24.5 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has sought or obtained any waiver or deferral of any rent payment, real property Taxes, utilities, or other expenses under the Leased Real Property (in connection with COVID-19 or otherwise).

3.25	Suppliers and Customers

3.25.1	Section 3.25.1 of the Company Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers of the Company and its Subsidiaries based on revenue for each of the fiscal years ended December 31, 2020, December 31, 2021 and for the 6-month period ended June 30, 2022 and the amount of sales to each such customer during such periods (the “Company Material Customers”). No event has occurred with respect to the Company Material Customers that would reasonably be expected to result in a Material Adverse Effect on the Company. Except to the extent set forth in Section 3.25.1 of the Company Disclosure Schedule, since December 31, 2021 no Company Material Customer has cancelled or otherwise terminated, materially reduced, or threatened to cancel or terminate or materially reduce, its relationship with the Company or any of its Subsidiaries, nor has such customer provided notice of, or to the Knowledge of the Company, otherwise communicated, an intent to refuse to pay any amount due to the Company or any of its Subsidiaries or see to exercise any remedy against the Company or any of its Subsidiaries.

3.25.2	Section 3.25.2 of the Company Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company and its Subsidiaries based on aggregate purchases for each of the fiscal years ended December 31, 2020, December 31, 2021 and for the 6-month period ended June 30, 2022 and the amount of sales to each such supplier during such periods (the “Company Material Suppliers”). No event has occurred with respect to the Company Material Supplier that would reasonably be expected to result in a Material Adverse Effect on the Company. Except to the extent set forth in Section 3.25.2 of the Company Disclosure Schedule, since December 31, 2021 no Company Material Supplier has cancelled or otherwise terminated, materially reduced, or threatened to cancel or terminate or materially reduce, its relationship with the Company or any of its Subsidiaries, nor has such supplier provided notice of, or to the Knowledge of the Company, otherwise communicated, an intent to refuse to supply any goods or services to the Company or any of its Subsidiaries or see to exercise any remedy against the Company or any of its Subsidiaries.

3.26	Anti-Takeover Statutes

Assuming that the representations of Parent and Merger Sub set forth in Section 4.10 are accurate, other than as set forth in the ICL, no “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute apply to this Agreement, the other Transaction Agreements, the Merger or any other transaction contemplated by this Agreement and the other Transaction Agreements. Neither the Company nor any of the Company’s Subsidiaries is bound by or has in effect any “poison pill” or similar shareholder rights plan.

3.27	Foreign Business

The Company is a foreign business as defined under Regulation S-X 1-02(l) (17 CFR § 210.1-02).

3.28	No Other Representations

The Company acknowledges that none of Parent or Merger Sub or any of their Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with this Agreement and the transactions contemplated hereunder, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in connection with this Agreement or the transactions contemplated hereunder or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Section 4 of this Agreement and in any certificate delivered by Parent under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows, subject to the exceptions set forth in the Disclosure Schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) (subject to Section 8.14) below and the Parent SEC Reports filed publicly prior to the date of this Agreement, provided that as related to Merger Sub, its representations and warranties presented below as given as of the signing of this Agreement are deemed given as of the formation of such entity:

4.1	Organization and Qualification; Subsidiaries

4.1.1	Each of Parent and Merger Sub is duly organized, validly existing and, as related to the Parent, in good standing, under the Applicable Laws of Nevada or Israel, as applicable. Merger Sub is not a “defaulting company” as such term is defined in the ICL. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified or registered as a foreign company to transact business under the Applicable Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.1.2	Each of Parent and its Subsidiaries is duly qualified or licensed and, to the extent such concept exists under Applicable Law, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.1.3	Merger Sub is an Israeli corporation. Except in connection with this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, Merger Sub has not conducted any operations, entered into any agreements and has not and will not have prior to the Effective Time or the earlier termination of this Agreement any Liabilities except those arising under this Agreement and the other Transaction Agreements and from the transactions contemplated herein and therein.

4.2	Capitalization of Parent and Merger Sub

4.2.1	The authorized share capital of Parent consists of shares of Parent Common Stock and shares of preferred stock, par value $0.0001 per share. As of the Measurement Date, no shares of preferred stock of the Parent were issued and outstanding, 42,666,335 shares of Parent Common Stock were issued and outstanding, 499,868 shares of Parent Common Stock are reserved for issuance upon payment of outstanding restricted stock units or other awards or pursuant to the Parent 2018 Incentive Stock Plan, 4,024,200 shares of Parent Common Stock are reserved for issuance upon payment of outstanding restricted stock units or other awards or pursuant to the Parent 2021 Incentive Stock Plan, 0 shares of Parent Common Stock are held by Parent in its treasury and 3,305,854 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants. Between the Measurement Date and the date hereof, except as disclosed in Section 4.2.1 of the Parent Disclosure Schedule, no shares have been issued (other than shares issuable upon the exercise of existing awards) and no restricted stock units or other awards have been granted. All of the outstanding shares of Parent Common Stock (and all shares of Parent Common Stock which may be issued pursuant to any option or warrant) have been validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in the Merger or upon exercise of any Company Stock Option assumed hereunder will be validly issued, fully paid, nonassessable and free of preemptive rights.

4.2.2	The authorized share capital of Merger Sub consists of NIS 100,000, divided into 10,000,000 ordinary shares of par value NIS 0.01 each. All of the issued and outstanding ordinary shares of Merger Sub are owned by Parent, and there are no other outstanding shares or other voting securities of Merger Sub or rights to acquire the same.

4.2.3	Except as set forth above, for this Agreement and agreements entered into and securities and other instruments issued pursuant to the Parent 2018 Incentive Stock Plan and the Parent 2021 Incentive Stock Plan, (i) no subscription, warrant, option, convertible or exchangeable security, preemptive or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding, and (ii) there is no commitment or contractual obligation of Parent to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Parent or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or such other right. There are no declared or accrued or unpaid dividends with respect to any shares of Parent Common Stock. There are no outstanding rights or obligations of the Parent to repurchase, redeem or otherwise acquire any securities of Parent. There are no voting agreements, voting trusts, or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound with respect to the voting or, except as set forth in the Parent SEC Reports, registration of any securities of the Company.

4.3	Authority Relative to this Agreement

4.3.1	Parent has, and Merger Sub shall upon its formation and the Merger Sub Board’s ratification of the approvals made on its behalf prior to formation have all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is or will be a party, and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent and Merger Sub of this Agreement and the other Transaction Agreements to which any of them is a party or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Parent Board on behalf of Parent and the Merger Sub (the latter to be ratified by the Merger Sub Board upon formation) and by the sole shareholder of the Merger Sub, and other than the aforesaid ratification, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the other Transaction Agreements to which they are a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been and each Transaction Agreement to which Parent and/or Merger Sub is or will be a party has been or by the Effective Time will be, duly and validly executed and delivered by each of Parent and Merger Sub, to the extent applicable, and constitutes, assuming the due authorization, execution and delivery hereof and thereof by the Company, the valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

4.3.2	Without limiting the generality of the foregoing, the Parent Board, acting on behalf of Parent and the Merger Sub (the latter to be ratified by the Merger Sub Board upon formation) has (i) unanimously determined that this Agreement and the Merger is fair to, and in the best interests of Parent and Merger Sub and Parent’s and Merger Sub’s shareholders, (ii) unanimously approved this Agreement, the Merger, the Transaction Agreements to which Parent and/or Merger Sub is or will be a party and the other transactions contemplated hereby, and (iii) not subsequently rescinded or modified in any way such approval prior to the date hereof. The Parent Board has also determined on behalf of the Merger Sub (to be ratified by the Merger Sub Board upon formation) that there is no reasonable concern that the Surviving Corporation will not be able to fulfill the obligations of Merger Sub to its creditors.

4.3.3	The approval of Parent, as the sole stockholder of Merger Sub, is the only vote of holders of any class or series of Capital Stock of Merger Sub required in connection with the adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.4	SEC Reports; Financial Statements

Since July 1, 2021, Parent has filed all Parent SEC Reports each of which, complied at the time of filing (after giving effect to any amendments or supplements thereto) in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein contained, at the time when made, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Parent included in the Parent SEC Reports (“Parent Financial Statements”) comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis as in effect on the date of such statement (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments not material in amount and the absence of footnotes) and fairly present in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then ended. No basis exists that would require, and to the Knowledge of the Parent, no circumstance exists that would be reasonably expected to require, the Parent to restate any of the Parent Financial Statements. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of any of the representations or warranties in this Section 4.4 as a result of any changes to the Parent SEC Reports that Parent may make in response to comments received from the SEC on the Form S-4.

4.5	Information Supplied

None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in applications for the ISA Exemption Application, and/or the registration statement on Form S-4 and the Israel Prospectus will, at the time it becomes effective under the Securities Act and when published under the ISL, respectively contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made. None of the information supplied or to be supplied by the Parent specifically for inclusion or incorporation by reference in the notice of the general meeting of the Company’s shareholders to be held in connection with the Merger and Proxy Statement will, at the date mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The information supplied or to be supplied by the Parent for inclusion in the Form S-4 and the Israel Prospectus will comply as to form in all material respects with the provisions of Form S-4. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by the Parent with respect to information or statements made or incorporated by reference in the ISA Exemption Application, the Form S-4, Israel Prospectus, the Proxy Statement or the Company Shareholder Meeting, which information or statements were not supplied by or on behalf of the Parent.

4.6	Consents and Approvals; No Violations

4.6.1	Except (i) for Consents as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the ISL, state securities or “blue sky” laws, the TASE, NASDAQ (including the NASDAQ Notification), and any filings under merger notification or foreign investment laws or regulations of foreign Governmental Entities, (ii) the filing and recordation by the Companies Registrar of the Merger Proposal, notice of the Company Shareholders Approval and the other filings listed in Section 5.7.3 as required by the ICL and under the R&D Law, and (iii) such other Consents as may be required by reason of the status of the Company or its Affiliates, no notice to, and no Consent of any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement and the Transaction Agreements to which it is or will be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, prevent or material delay the transactions contemplated hereby or have a Material Adverse Effect on Parent.

4.6.2	Assuming that all Consents described in Section 4.6.1 have been obtained or made, neither the execution, delivery and performance by the Parent or Merger Sub, as applicable, of this Agreement and of the other Transaction Agreements to which it is now or is to become a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (i) contravene, conflict with or result in any violation or breach of any provision of the respective memorandum of association, articles of association and other charter documents (or similar governing or organizational documents) of Parent or Merger Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, loss of any benefit, acceleration or Lien) or require any Consent under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any Order or Applicable Law applicable to Parent or Merger Sub or any of their respective properties or assets, (iv) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or Applicable Law or any Order to which Parent or Merger Sub, or any of the assets owned or used by the Parent or Merger Sub, is subject, or (v) result in the creation of a Lien on any property or asset of the Parent or any of its Subsidiaries, or (vi) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clauses (i) through (v) of this Section 4.6.2; in each case (other than clause (i) hereof) other than such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

4.7	No Default

The Parent is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its charter documents (or similar governing or organizational documents), (b) any Contract to which the Parent is now a party or by which it or any of its properties or assets is bound, or (c) any Applicable Law, in the case of (b) and (c), the consequence of which breach, default or violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

4.8	No Undisclosed Liabilities

4.8.1	Neither Parent nor any of its Subsidiaries has any material Liabilities of a type required by U.S. GAAP to be reflected on a consolidated balance sheet of Parent (including the notes thereto) other than (a) Liabilities in respect of obligations under this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (b) Liabilities that are appropriately reflected or reserved for on the face of the unaudited balance sheet of Parent, dated as of March 31, 2022 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, (c) Liabilities incurred since March 31, 2022 in the ordinary course of business consistent with past practice (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Proceeding), and (d) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.8.2	Except as disclosed in the Parent SEC Reports, since December 31, 2021, there have been no events, developments, changes or occurrences with respect to the Parent or its Subsidiaries that, individually or in the aggregate, have had or reasonably could be expected to have a Material Adverse Effect on the Parent.

4.9	Litigation

There is no Proceeding pending or to the Knowledge of Parent threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, or to the Knowledge of the Company, any manager, director or officer of the Company or any of its Subsidiaries in their capacities as such by any Person before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to (a) have a Material Adverse Effect on Parent, or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date. To the Knowledge of the Parent, there is no basis on which any such Proceeding may be brought or threatened against the Parent or its Subsidiaries. None of the Parent, any of its Subsidiaries or any of its or their respective properties or assets are subject to any material outstanding Order, whether temporary, preliminary, or permanent.

4.10	Compliance with Applicable Law

4.10.1	Parent and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws applicable to the Parent, its Subsidiaries and its and their operations; and neither the Parent nor its Subsidiaries has received notice from any Governmental Entity of any violation, alleged violation or potential violation of any such Applicable Laws.

4.10.2	To the Knowledge of the Parent, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in (i) a material violation by the Parent or its Subsidiaries of any Applicable Law applicable to the Parent, its Subsidiaries or their respective business, or (ii) any obligation on the part of the Parent or its Subsidiaries to undertake any remedial action, in each case, that would reasonably be expected to be material to their respective business.

4.10.3	The Parent and its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Agreements. Except as has not had and would not have a Material Adverse Effect on the Parent, all of such Permits are in full force and effect. The Parent and its Subsidiaries are, and since the Lookback Date have been, in compliance with the material terms of such Permits.

4.11	Intellectual Property

To the Knowledge of the Parent, the material products and services of the Parent and its Subsidiaries do not infringe upon, violate or constitute the unauthorized use of any valid Intellectual Property rights owned or controlled by any third party.

4.12	Brokers

No broker, finder, or investment banker (other than B. Riley Securities) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.13	Ownership of Stock in the Company and its Subsidiaries

Neither Parent nor Merger Sub own or hold any Shares.

4.14	Taxes

4.14.1	Except as set forth in Section 4.14.1 of the Parent Disclosure Schedule, Parent and its Subsidiaries have duly and timely filed all Tax Returns required to be filed (after taking into account all available extensions) in every territory where they were required to file Tax Returns, and such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes required to be paid by Parent and its Subsidiaries (whether or not shown in the Tax Returns) have been timely paid to the applicable Tax Authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of Parent or any of its Subsidiaries.

4.14.2	Except as set forth in Section 4.14.2 of the Parent Disclosure Schedule, no claim for assessment or collection of material Taxes is presently being asserted in writing against Parent or its Subsidiaries and neither Parent nor any of its Subsidiaries is a party to any pending action, proceeding, or investigation by any Tax authority relating to a material Tax nor does Parent or any Subsidiary have Knowledge of any such threatened action, proceeding or investigation. No extension or waiver of the limitation period applicable to any Tax Return has been granted by or requested from Parent or any of its Subsidiaries, which is still in effect.

4.14.3	No claim has been made in writing to Parent or any of its Subsidiaries by a Tax authority in a jurisdiction where neither Parent nor any Subsidiary files Tax Returns that Parent or any Subsidiary is or may be subject to income or franchise Taxation by that jurisdiction that has not been resolved. Neither Parent nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

4.14.4	Neither Parent nor any of its Subsidiaries (i) has ever been a member of an affiliated group (other than a group, the common parent of which was Parent), (ii) has incurred any liability for the Taxes of any other person, as a transferee, successor, by contract, or otherwise, or (iii) is a party to, or bound by any written Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than such agreement or arrangement entered into the ordinary course of business the primary purpose of which does not relate to Tax).

4.14.5	Neither Parent nor any of its Subsidiaries has any COVID Related Deferrals or has applied for any employee retention credits.

4.14.6	Parent and its Subsidiaries have complied, in all material respects, with applicable Laws relating to the withholding of Taxes in connection with any amounts paid (whether paid in cash, paid in kind, deemed paid or otherwise) or owing by Parent or any of its Subsidiaries to any employee, creditor, independent contractor, shareholder, or other third party, and to the extent required, have timely paid such Taxes to the relevant Tax authority.

4.14.7	Neither Parent nor any of its Subsidiaries has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or Treasury Regulations Section 1.6011-4(b) or any similar or comparable provision under Applicable Law.

4.15	Valid Issuance

The Parent Common Stock to be issued as Merger Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws) will be free of restrictions on transfer.

4.16	No Additional Representations

Each of Parent and Merger Sub acknowledges that none of the Company, any of its representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub or their respective Representatives in connection with this Agreement and the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in connection with this Agreement and the other transactions contemplated hereby or the accuracy or completeness of any of the foregoing, except in each case for the representations and warranties contained in Section 3 and in any certificate delivered by the Company under this Agreement.

5.	COVENANTS

5.1	Conduct of Business of the Company

Except (a) as expressly provided in this Agreement, (b) as described in Schedule 5.1 to this Agreement, (c) with the prior written Consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (d) in the case of clauses (ii) - (iv) below for any actions or omissions reasonably and in good faith taken (or failures to take action reasonably and in good faith) in response to COVID-19 or any COVID-19 measures, during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with Article 7 below (such period, the “Interim Period”), the Company will and will cause each of its Subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company, Merger Sub or Parent to consummate the transactions contemplated by this Agreement or the other Transaction Agreements; (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice; (iii) use its reasonable best efforts to preserve intact its corporate existence and current business organizations, keep available the service of its current officers, directors, consultants, and employees, and preserve in all material respects its relationships with customers, licensees, licensors, suppliers, distributors, lessors, creditors, employees, contractors, and others having business dealings with it; and (iv) preserve in all material respects their present properties and tangible and intangible assets. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 5.1 to this Agreement, during the Interim Period, the Company will not, and will not permit any of its Subsidiaries to (unless required by Applicable Law after consultation with counsel), without the prior written Consent of Parent (which shall not be unreasonably withheld or delayed):

5.1.1	amend or authorize any amendments to the terms of any of its outstanding securities or its governing or organizational documents, or to the governing or organizational documents of any of its Subsidiaries;

5.1.2	issue, sell, deliver, pledge, dispose of, encumber or transfer or agree or commit to do or authorize any of the foregoing with respect to (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other equity securities or equity equivalents (including any stock options or stock appreciation rights) of the Company or any of its Subsidiaries except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans prior to the date hereof and issuance of Company Stock Options to new employees in the ordinary course of business consistent with past practice;

5.1.3	split, combine or reclassify any shares of its Capital Stock or any other equity securities or equity equivalents, declare, set aside, authorize, make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of the Company or any of its Subsidiaries, including the Shares (except dividends declared or paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), make any other actual, constructive or deemed distribution in respect of its Capital Stock or other equity securities or equity equivalents or otherwise make any payments to shareholders in their capacity as such, or redeem, purchase or otherwise acquire or issue or sell any of its securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities or any securities or any rights, options, warrants or calls to acquire or sell any such shares or other securities of any of its Subsidiaries; provided that the Company may repurchase or otherwise acquire shares in connection with (a) the applicable Company Plan in effect as of the date of this Agreement, (b) the acceptance of Shares as payment for the per share exercise price of the Company Stock Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Stock Options, in each case in accordance with the applicable Company Plan, or (c) the forfeiture of Company Stock Options;

5.1.4	enter into any Contract with respect to the voting of the equity interests of the Company, including the Shares;

5.1.5	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

5.1.6	alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of the Company or any Subsidiary;

5.1.7	(i) incur or assume any Indebtedness or issue any debt securities, individually or in the aggregate, or modify or agree to any amendment of the terms of any existing Indebtedness of the Company or any of its Subsidiaries, except for the Bridge Loan; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except for obligations of wholly owned Subsidiaries of the Company incurred in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company); (iv) redeem, pay, discharge or satisfy any Indebtedness or other material Liability, other than repayment of the OurCrowd Loan (as defined below) or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of other liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet; (v) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or (vi) waive the benefits of, or agree to modify in any manner, any exclusivity, standstill or similar agreement benefiting the Company or any of its Subsidiaries;

5.1.8	forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Company Benefit Plan or otherwise, except in the ordinary course of business;

5.1.9	except to the extent required under Company Benefit Plans or Employee Agreements in existence prior to the date hereof, (a) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Benefit Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Benefit Plan if it had been in effect on the date of this Agreement (except that the Company and its Subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such offer letters and agreements are pursuant to the standard form agreement used by the Company and its Subsidiaries in the applicable jurisdiction and do not provide for any notice or severance pay in excess of amounts required under Applicable Law); (b) grant or pay, or commit to grant or pay, any bonus or incentive award or payment; (c) increase, or commit to increase, the amount of the compensation or benefits of any employee of the Company or any Subsidiary of the Company, provided that the Company may adopt a retention plan, reasonably acceptable to Parent, to motivate and incentivize certain Employees to continue to work for the Company after the date of this Agreement; (d) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Company Benefit Plan; (e) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer (each, a “Senior Employee”); or (f) terminate the employment of any Senior Employee other than for cause;

5.1.10	(i) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except as set forth in Schedule 5.1.10; or (b) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice; (ii) sell, lease, license, transfer, otherwise dispose of, mortgage, sell and leaseback, pledge or otherwise encumber or subject to any Lien (other than a Company Permitted Lien) any material properties or assets of the Company or any of its Subsidiaries or any interests therein in any single transaction or series of related transactions, other than sales of Company Products and Services in the ordinary course of business consistent with past practices; or (iii) enter into any exclusive license, distribution, marketing, sales or other agreement that is or would reasonably be expected to be material to the Company or any of its Subsidiaries;

5.1.11	change any of the accounting methods, principles, or practices used by the Company, except as required by IFRS or by a Governmental Entity or a competent quasi-Governmental Entity;

5.1.12	(i) enter into any Contract that if entered into prior to the date of this Agreement would constitute a Company Material Contract or materially modify, materially amend, accelerate, waive any material right under, or terminate any Company Material Contract; or (ii) authorize or make any new capital expenditure or expenditures not included in the current annual budget of the Company or any of its Subsidiaries attached to Schedule 5.1.12;

5.1.13	(i) make or change any material Tax election; (i) file or amend any Tax return; (ii) settle or compromise any audit or Proceeding with respect to material Tax matters; (iii) adopt or change any material accounting method; (iv) agree to an extension or waiver of the statute of limitations with respect to material Taxes; (v) surrender any right to claim a material Tax refund; or (vi) enter into any agreement with a Tax authority;

5.1.14	make capital expenditures in an aggregate amount that exceeds 10% of the budgeted amounts set forth in Schedule 5.1.14 for the respective periods set forth therein;

5.1.15	cancel, forfeit, fail to renew, fail to continue to prosecute, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company IP Rights;

5.1.16	(i) institute any Proceeding, or (ii) release, compromise, assign, settle, or agree to settle any pending or threatened Proceeding, other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than $100,000 in the aggregate;

5.1.17	allow any Permit that was issued to the Company that otherwise relates to its business as currently conducted or anticipated to be conducted to lapse or terminate;

5.1.18	fail to keep in force the Insurance Policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company or its Subsidiaries as are currently in effect;

5.1.19	make any material changes in policies, procedures, or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with IFRS;

5.1.20	discontinue any material line of business;

5.1.21	extend the date a Company Stock Option may be exercised following the date that the holder of a Company Stock Option ceases to be employed by the Company or its Subsidiaries or provide services to the Company or its Subsidiaries ; or

5.1.22	commit or agree (in writing or otherwise) to take any of the actions described in Sections 5.1.1 through 5.1.21 (and it shall use commercially reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect).

Nothing contained in this Agreement or the other Transaction Agreements shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.2	Parent’s Undertakings

5.2.1	Except as expressly provided in this Agreement, without the prior written Consent of Company, which shall not be unreasonably withheld, conditioned or delayed, and to the extent permitted under Applicable Law, during the Interim Period, the Parent will not and will cause each of its Subsidiaries to: (i) not take any action that would or would reasonably be expected to prevent, materially impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, (ii) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (iii) use its reasonable best efforts to preserve intact its corporate existence.

5.2.2	Without limiting the generality of the foregoing, except as expressly provided in this Agreement, without the prior written Consent of Company, which shall not be unreasonably withheld or delayed, during the Interim Period, the Parent will not and will not permit any of its Subsidiaries (unless required by Applicable Law after consultation with counsel): (i) make or pay any dividend or other distribution (whether in cash, stock or property, any combination thereof or otherwise) in respect of its Capital Stock or any other equity securities or equity equivalents of Parent or any of its Subsidiaries, or (ii) purchase or otherwise acquire or any of its securities; provided that Parent may repurchase or otherwise acquire shares in connection with (a) the applicable plans, agreements or arrangements pursuant to which any option, warrant or other right to purchase equity interests of Parent (each, a “Parent Option”) has been issued or may be issued in effect as of the date of this Agreement, (b) the acceptance of Parent Common Stock as payment for the per share exercise price of any Parent Option or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of any Parent Option, in each case in accordance with the applicable plans described in clause (a) of this Section 5.2.2, or (c) the forfeiture of any Parent Option.

5.3	Preparation of the Form S-4 and the Proxy Statement; Company Shareholders’ Meeting

5.3.1	As promptly as reasonably practicable after the execution of this Agreement, (a) the Company (with Parent’s reasonable cooperation) shall prepare the Proxy Statement, and (b) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger (including as related to Parent Common Stock issuable pursuant to the exercise of warrants). Each of Parent and the Company shall use its reasonable best efforts: (i) to cause the Form S-4 and the Proxy Statement to comply with Applicable Law (including the applicable rules and regulations promulgated by the SEC and ISA); (ii) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities Laws in connection with the issuance of Parent Common Stock in connection with the Merger (the “Parent Stock Issuance”); and (iii) to keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

5.3.2	Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be timely delivered to its shareholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company (other than regarding a Company Adverse Recommendation Change), in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon; provided that, without limiting Section 5.9, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the other party or such other party’s business, financial condition or results of operations. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and (other than regarding a Company Adverse Recommendation Change), following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC, the ISA, and TASE as applicable, and, to the extent required by Applicable Law, disseminated to the shareholders of the Company. Parent shall notify the Company promptly of the time when the Form S-4 has become effective, or the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each party shall notify the other promptly of the receipt of any comments from the SEC, ISA, or TASE or the staff of the SEC, ISA, or TASE and of any request by the SEC, ISA, or TASE or the staff of the SEC, ISA, or TASE for amendments or supplements to the Form S-4 or the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC, ISA, or TASE or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger or the Company Shareholder Meeting.

5.3.3	Subject to the earlier termination of this Agreement in accordance with Section 7.1 below, the Company shall, as soon as reasonably practicable, take all action necessary under Applicable Law, and in particular in accordance with the provisions of the Companies Regulations (Notice and Publishing of a General Meeting and Class Meeting in a Public Company and adding an item to the Agenda), 5760-2000 of the State of Israel, to set a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting for the purpose of seeking the Company Shareholder Approval. The Company shall submit such proposal to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, other than (a) a customary proposal regarding adjournment of the Company Shareholders’ Meeting, (b) any proposal that the Company is required to submit under Applicable Law, and (c) any proposal that is related or inherent to the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting, or (ii) to a date that is in the aggregate not more than thirty (30) days following the originally scheduled date (or the date rescheduled pursuant to clause (i) hereof) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders’ Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval. If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 5.6, the Company shall, through the Company Board, make the Company Recommendation, include such Company Recommendation in the Proxy Statement, and use its reasonable best efforts (1) to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger in accordance with Israeli Law, and (2) to otherwise seek to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with Section 7.1, the obligations of the parties hereunder shall continue in full force and effect. For the avoidance of doubt, unless this Agreement is terminated in accordance with Section 7.1, neither the commencement, public proposal, public disclosure or communication to the Company of any Third Party Acquisition Proposal (whether or not a Superior Proposal) nor the making of any Company Adverse Recommendation Change shall obviate or otherwise affect the obligation of the Company to set a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders in accordance with this Section 5.3.3.

5.4	Merger Proposal; Certificate of Merger

5.4.1	Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company, Parent and Merger Sub shall (and Parent shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.4.1; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.4.1 accordingly:

(a)	as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(b)	deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders’ Meeting;

(c)	cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar;

(d)	publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (i) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (ii) in a popular newspaper outside of Israel as may be required by Applicable Law;

(e)	within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in sub-Section (d) above;

(f)	send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in sub-Section (c) above), no later than three (3) Business Days following the day on which the Merger Proposal was submitted to the Companies Registrar;

(g)	promptly after the Company and Merger Sub, as applicable, shall have complied with sub-Sections (c) through (f) above, but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder);

(h)	not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval; and

(i)	in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, that in no event shall be prior to the lapse of 50 days from the filing of the Merger Proposal with the Companies Registrar and 30 days from the date the Company Shareholder Approval is received, as the Company and Merger Sub shall advise the Companies Registrar.

For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 5.4.1, “Business Day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

5.4.2	Upon the Merger Sub’s formation, Parent will, in its capacity as sole shareholder, formally ratify and approve this Agreement, the Merger and the other transactions contemplated hereby. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

5.5	Stock Exchange Listings; Delisting

5.5.1	Promptly following execution of this Agreement, Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to Section 2 and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NASDAQ, at Parent’s expense, on or prior to the Effective Time, including the submission of an applicable notification form for the listing of such shares (the “NASDAQ Notification”) in accordance with NASDAQ Rules within the applicable time period required thereunder.

5.5.2	Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE, to facilitate the commencement of the delisting of the Company and of the Shares from the TASE as promptly as practicable after the Effective Time.

5.6	Other Proposals

5.6.1	Without the prior written Consent of Parent, during the Interim Period, the Company will not, and will not authorize or permit any of its Subsidiaries or Affiliates or its or their respective officers, directors, employees, stockholders, investment bankers, financial advisors, auditors, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly (i) discuss, pursue, solicit, initiate or knowingly, or take any action which would be reasonably expected to, encourage or facilitate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Third Party Acquisition Proposal from any Person (provided that, if the Company receives, prior to the Company Requisite Vote being obtained, a bona fide Third Party Acquisition Proposal that did not result from a breach of this Section 5.6, the Company may contact the person who has made such Third Party Acquisition Proposal solely for purposes of requesting a clarification of any ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that the Company may inform itself about such Third Party Acquisition Proposal solely to the extent necessary to comply with the fiduciary duties of the Company Board under Applicable Law); (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations relating to or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Third Party Acquisition Proposal (except to notify the third party of the existence of these provisions), or (iii) approve, recommended or publicly propose to approve or recommend, or enter into any Contract with respect to, agree to, approve or recommend any Third Party Acquisition Proposal

5.6.2	Notwithstanding anything to the contrary under this Section 5.6, the Company may, at any time prior to the time that the Company Requisite Vote is obtained:

(a)	engage in discussions or negotiations with a Third Party (and may furnish such Third Party information concerning the Company, its Subsidiaries or their respective businesses, properties or assets) that (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or the Representatives after the date hereof and without any other breach by the Company of its obligations under this Section 5.6) makes an unsolicited bona fide written Third Party Acquisition Proposal that the Company Board concludes constitutes (or is reasonably likely to result in) a Superior Proposal; provided that (1) the Company Board shall conclude in good faith, after (x) consultation with, and taking into account the advice of, its outside legal counsel and financial advisor, that such Third Party Acquisition Proposal constitutes (or is reasonably likely to result in) a Superior Proposal, (y) considering Applicable Law, and (z) consultation with, and taking into account the advice of, its outside legal counsel, that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), (2) prior to furnishing such information to or entering into discussions or negotiations with such Third Party, the Company receives from such Third Party an executed confidentiality agreement in substantially the form of the Confidentiality Agreement, provided that any information provided to such Third Party has also previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Third Party, and (3) the Company shall have fully complied with this Section 5.6 in all respects;

(b)	make a Company Adverse Recommendation Change; or

(c)	accept a Superior Proposal (which Superior Proposal did not result from a breach of this Section 5.6) if the Company Board concludes, after consultation with, and taking into account the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board (or a committee thereof) may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Applicable Law), and which the Company Board has determined in good faith, after consultation with, and taking into account the advice of, its financial advisor and its outside counsel, constitutes a Superior Proposal;

provided, however, that the Company shall not execute a definitive agreement with respect to a Superior Proposal unless immediately thereafter the Company shall have terminated this Agreement pursuant to Section 7.1.8 hereof and has paid the amounts required under Section 7.2.2 hereof; and provided further that the Company may not terminate this Agreement as set forth above or make a Company Adverse Recommendation Change until after the fourth (4th) Business Day following receipt by Parent of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board intends to take such actions and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) such Superior Proposal (and the identity of the Third Party making such Superior Proposal) that is the basis of the proposed action by the Company Board and a statement that the Company Board intends to terminate this Agreement pursuant to Section 7.1.8 or make such Company Adverse Recommendation Change, as applicable. If requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives, for a period of 4 Business Days, to, among other things, amend this Agreement and the other Transaction Agreements in such a manner that (i) the Third Party Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal, and (ii) the failure of the Company to accept such a Superior Proposal or make such Company Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under Applicable Laws (it being understood and agreed that (x) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new 3 Business Day period, and (y) in determining whether to cause or permit the Company to so terminate this Agreement or make such Company Adverse Recommendation Change, the Company Board shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Agreements proposed in writing by Parent to the Company in response to a Notice of Superior Proposal or otherwise, and the Company Board at the end of the negotiation period, after consultation with, and taking into account the advice of, outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Third Party Acquisition Proposal constitutes a Superior Proposal).

5.6.3	The Company shall and shall cause its Subsidiaries and direct its Representatives to immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Third Party conducted heretofore by the Company or its Representatives with respect to the foregoing, shall terminate data room access of all such Third Parties and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. The Company shall (i) notify Parent in writing of any Third Party Acquisition Proposal received after the date hereof (including, the material terms and conditions of any such Third Party Acquisition Proposal and the identity of the Person making it), within forty-eight (48) hours of the receipt thereof, and (ii) keep Parent informed of the status and details of any such Third Party Acquisition Proposal and any material developments with respect to such Third Party Acquisition Proposal or request for information or other inquiry (including any material changes thereto).

5.6.4	Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill Contracts to which it or any of its Subsidiaries is a party (i) with any Third Party that has made or has indicated that it is considering making a Third Party Acquisition Proposal, or (ii) outside the ordinary course of business, without the prior written Consent of Parent. Without derogating from the mechanism described above with respect to a Superior Proposal, during the Interim Period, the Company shall enforce, as permitted under Applicable Law, the provisions of any such Contracts, including, obtaining injunctions to prevent any breaches of such Contracts, and enforcing specifically the terms and provisions thereof in any court of competent jurisdiction.

5.6.5	Except as permitted by this Section 5.6 and under Applicable Law, the Company Board shall not (a) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, (b) fail to include the Company Recommendation in the Proxy Statement, (c) publicly recommend or declare advisable any Third Party Acquisition Proposal, (d) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Third Party Acquisition Proposal, other than as permitted by Section 5.6.1, or (e) fail to publicly reaffirm the Company Recommendation within ten days after Parent’s request (any action described in the foregoing clauses (a) through (d) of this Section 5.6.4 being referred to as a “Company Adverse Recommendation Change”).

5.6.6	Notwithstanding anything in this Section 5.6 to the contrary, other than in connection with a bona fide Third Party Acquisition Proposal that constitutes a Superior Proposal in accordance with Section 5.6.2, at any time prior to the time that the Company Requisite Vote is obtained, the Company Board may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Israeli Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided further that prior to making such Company Adverse Recommendation Change, (A) the Company Board shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Company Adverse Recommendation Change (it being understood that any material change in respect of such Company Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) notice period, (B) the Company shall have negotiated, and shall have caused its Subsidiaries and shall have used its reasonable best efforts to cause its Representatives to negotiate in good faith with Parent during such notice period after the giving of such notice to the extent Parent wishes to negotiate, to make such adjustments to the terms and conditions of this Agreement so that the need for making such Company Adverse Recommendation Change would be obviated, and (C) at the end of such notice period, the Company Board shall have considered in good faith such adjustments and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that it is required to make such Company Adverse Recommendation Change in order to comply with its fiduciary duties to the shareholders of the Company as a result of such Company Intervening Event.

5.7	Appropriate Action; Consents; Filings

5.7.1	Without limiting the conditions to Merger set forth in Article 6 below, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article 6 below to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable:

(a)	the obtaining of all actions or nonactions, Consents, approvals, registrations, waivers, permits, authorizations, orders, expirations, or terminations of waiting periods and other confirmations from any Governmental Entity or other Person that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(b)	the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(c)	the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Entity or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger;

(d)	the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity vacated or reversed; and

(e)	the execution and delivery of any additional instruments that are or may become reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.

5.7.2	To the extent not prohibited by Applicable Law, including without limitation ICA Guidelines No. 2/14 Regarding the Exposure of Information between Competitors Prior to a Transaction (“ICA Guidelines No. 2/14”) or by the applicable Governmental Entity:

(a)	Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any foreign, national, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each Party hereto shall promptly inform the other of any material communication between such Party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the ICA, or any other national, federal, foreign, or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, if applicable, on the one hand, and the Company, on the other hand, shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review (to the extent not prohibited by Applicable Law or by the applicable Governmental Entity) and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or in connection with any Proceeding initiated by a Governmental Entity or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Entity, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Entity, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Entity or such other Person in respect of the transactions contemplated by this Agreement without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto.

(b)	Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (i) remove personally sensitive information, (ii) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements, (iv) prevent the loss of a legal privilege, or (v) comply with Applicable Law.

5.7.3	Israeli Approvals

Each Party to this Agreement shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report, or other document required to be delivered by such Party or any Subsidiary to or filed by such Party or any Subsidiary of such Party with, and to obtain any required approval of, any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

(a)	As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file the notifications required, if any, under the Competition Law in connection with the Merger;

(b)	Parent and the Company shall respond as promptly as practicable to any inquiries or requests received from the General Director of the ICA for additional information or documentation;

(c)	Parent and the Company shall use their reasonable best efforts to obtain, as promptly as practicable after the date of this Agreement, any Consents and approvals from Israeli Governmental Entities, if any, that may be required in connection with the Merger; and

(d)	The Company shall inform the IIA regarding the transactions under this Agreement as required under the R&D Law; Parent shall provide to the IIA, the General Director of the ICA, and the ISA any information reasonably requested by such authorities and shall execute an undertaking in customary form to comply with the R&D Law.

Each Party to this Agreement shall (i) give the other Parties prompt notice of the commencement of any Proceeding against it by or before any Governmental Entity with respect to the Merger, (ii) keep the other Parties reasonably informed as to the status of any such Proceeding and (iii) promptly inform the other Parties of any communication to or from the General Director of the ICA, the IIA, the Investment Center, the ISA, the Companies Registrar, the TASE or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The Parties to this Agreement will consult and cooperate with one another and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such Proceeding under or relating to the Israeli Competition Law and any applicable Guidelines of the ICA, including in particular ICA Guidelines No. 2/14, or any other Israeli antitrust or fair trade law, each Party hereto will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such Proceeding.

5.7.4	Notwithstanding anything to the contrary in this Section 5.7 above, no Party to this Agreement shall be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such approval or consent is requested or otherwise in connection with, or as a condition to obtaining, any such approval or consent (other than nominal fees which individually or in the aggregate do not exceed $100,000). For the avoidance of doubt, the obtaining of any approval, consent, registration, Permit, authorization, or other confirmation is not a condition to Closing unless expressly set forth in Article 6 below.

5.8	Access to Information, Confidentiality

5.8.1	During the Interim Period, the Company will (and shall cause each of its Subsidiaries to) give Parent and its Representatives reasonable access to all employees, research laboratories, plants, offices, properties, warehouses and other facilities and to all books and records of the Company and its Subsidiaries as Parent may reasonably request, and will cause its officers and those of its Subsidiaries to furnish Parent and its Representatives with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, no investigation undertaken pursuant to this Section 5.8.1 or otherwise by or on behalf of Parent or Merger Sub shall affect or be deemed to modify any representation or warranty of the Company contained herein.

5.8.2	During the Interim Period, the Company shall provide to Parent within forty-five (45) days following the end of the quarter period thereof (commencing with the first quarterly period ending after September 30, 2022), (i) an unaudited consolidated balance sheet as of the end of such quarter and the related statements of earnings, shareholders’ equity (deficit) and cash flows for the quarter then ended, and (ii) an audited consolidated balance sheet as of the end of such year and the related statements of earnings, shareholders’ equity (deficit) and cash flows, all of such financial statements referred to in clauses (i) and (ii) to be prepared by the Company in accordance with IFRS (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring adjustments), in each case in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and its Subsidiaries and shall fairly present in all material respects their financial condition (taking into account the differences between the quarterly and annual financial statements prepared by the Company in conformity with their past practices) as of the last day of the period then ended.

5.8.3	Parent will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the Company pursuant to this Section 5.8.3 pursuant to the terms of the Confidentiality Agreement.

5.9	Public Announcements

None of Parent, Merger Sub or the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger or any Third Party Acquisition Proposal, without the prior Consent of Parent (in the case of the Company) or the Company (in the case of Parent or Merger Sub), which Consents shall not be unreasonably withheld, except as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the SEC, NASDAQ, the ISA or the TASE if the party subject to such requirement provides copies of any such press release or public statement to the Company (in the case Parent is subject to such requirement) or Parent (in the case Company is subject to such requirement) such that to the extent reasonably practicable in light of the circumstances (including Applicable Law or the rules and regulations of, or any agreement with, the SEC, NASDAQ, the ISA or the TASE), Parent or the Company, as applicable, is afforded a reasonable amount of time prior to the issuance thereof to review such press release or public statement and comment thereon, and Parent or the Company, as applicable, shall reasonably consider in good faith any comment of such Persons. The first public announcement of this Agreement and the Merger following execution of this Agreement shall be a joint press release and an Immediate Report (as required under the ISL), which Intermediate Report the Company has provided to the Parent for review prior to the execution of this Agreement.

5.10	Indemnification and Directors’ and Officers’ Insurance

5.10.1	Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “D&O Indemnified Parties”) as provided in the Company’s articles of association or any indemnification Contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of seven (7) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s articles of association as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties.

5.10.2	At or prior to the Effective Time, the Company will use reasonable best efforts to obtain a directors’ and officers’ liability insurance policy covering the Company’s officers and directors. At the Closing, the Company will use reasonable best efforts to obtain, maintain and fully pay for irrevocable “tail” or “runoff” insurance policies naming the D&O Indemnified Parties as direct beneficiaries with a claims period of at least seven (7) years from the Closing Date (each, a “D&O Tail Policy”) in an amount and scope at least as favorable to the Company’s directors and officers as the Company’s existing policies (if any) with respect to matters existing or occurring at or prior to the Closing Date. If the Company obtains a prepaid D&O Tail Policy in accordance with this Section 5.10.2, the Surviving Corporation shall, and Parent shall maintain such policies in full force and effect for their full term. In the event the Company is unable to purchase a D&O Tail Policy prior to the Effective Time, Parent hereby agrees to purchase or allow the Company to purchase a D&O Tail Policy following the Effective Time; provided that the cost of such D&O Tail Policy does not exceed 300% of the current annual premium.

5.10.3	In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.10.

5.11	Notification of Certain Matters

5.11.1	During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be reasonably expected to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate in a way such that the condition to the obligations of the other party to effect the Merger set forth in Section 6.2.1 and Section 6.3.1, as applicable, not be satisfied at the Effective Time, (ii) any failure by such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder which has caused or would be reasonably expected to cause any condition to the obligations of the other party to effect the Merger set forth in Sections 6.2.2 and 6.3.2, as applicable, not to be satisfied at the Effective Time, and (iii) the occurrence of any state of facts, change, development, effect, condition or occurrence that has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company or the Parent, as applicable; provided, however, that the delivery of any notice pursuant to this Section 5.11.1 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice or amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

5.11.2	During the Interim Period, each of the Company and Parent shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Proceeding brought by any shareholder of the Company or Parent, as applicable, against the Company or Parent, as applicable, or their respective directors or executive officers in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry by the Company and Parent into a customary joint defense agreement with one another, the Company and Parent shall have the right to participate in the defense of any such Proceeding. The Company shall not settle or offer to settle any such Proceeding without the prior written Consent of Parent, provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Parent shall not settle or offer to settle any such Proceeding without the prior written Consent the Company, if such settlement would reasonably be expected to prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

5.12	Affiliates; Tax Rulings

5.12.1	Intentionally omitted.

5.12.2	102 Tax Ruling

As soon as practicable after the date of this Agreement, subject to Section 5.12.5 below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that (i) the assumption and exchange of the Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options for the Assumed Options in accordance with Section 2.3 above and the exchange of Section 102 Shares and Section 102 Non Trustee Shares for Section 102 Share Consideration (the “Roll Over”) shall not constitute a taxable event so long as with respect to the Section 102 Awards they are deposited with the 102 Trustee and issued in accordance with the Assumed Company Plan; and (ii)  tax continuity shall apply with respect to the Roll Over (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Corporation, the Exchange Agent and their respective agents from any withholding obligation with respect to the Section 102 Awards and Section 3(i) Options. The Options Tax Ruling may be a separate tax ruling or may be incorporated into the 104H Tax Ruling. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent, Merger Sub, Paying Agent or any Person acting on their behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to any payments and the issuance of Assumed Options in exchange for Section 102 Options, Section 102 Non Trustee Options and Section 3(i) Options in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references in this Agreement to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.

5.12.3	104h Tax Ruling

As soon as practicable after the date of this Agreement, subject to Section 5.12.5 below, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a Tax ruling permitting any certain shareholders who are covered by such tax ruling (each, an “Covered Seller”) to defer any applicable Israeli Tax with respect to any consideration in Parent Common Stock that such Covered Seller will receive pursuant to this Agreement in accordance with the provisions of Section 104H of the Ordinance or as otherwise determined by the ITA (it being agreed that in connection therewith, the Parent shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 104H or other applicable sections of the Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Parent Common Stock with a designated 104H trustee) the “104H Tax Ruling”). The Company shall include in the request for the 104H Tax Ruling to exempt Parent, the Surviving Corporation, the Exchange Agent, and their respective agents from any withholding obligation in connection with issuing Parent Common Stock. If the104H Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that (i) the cancellation and exchange of the Company’s Shares (other than Section 102 Awards and Section 3(i) Options) as part of the transaction shall not constitute a taxable event, and (ii) the Parent and any Person acting on its behalf (including the Exchange Agent and the Israeli Sub-Agent) shall be exempt from Israeli withholding Tax in relation to issuance of Parent Common Stock in exchange for exchange of the Company’s Shares in connection with the Merger (the “Interim 104H Tax Ruling”). To the extent that prior to the Closing an Interim 104H Tax Ruling shall have been obtained, then all references in this Agreement to the 104H Tax Ruling shall be deemed to refer to such Interim 104H Tax Ruling, until such time that a final definitive 104H Tax Ruling is obtained.

5.12.4	Withholding Tax Ruling

Notwithstanding anything to the contrary in Section 5.12.3, to the extent it is becomes reasonably apparent to the Company that the ITA will not provide the 104H Tax Ruling in the form requested or that , if obtained, certain shareholders may not be covered under the 104H Tax Ruling then as soon as practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors, and accountants to prepare and file with the ITA an application for a ruling (the “Withholding Tax Ruling”, and, together with the Options Tax Ruling and the Interim Options Tax Ruling, the 104H Tax Ruling and the Interim 104H Tax Ruling – the “Tax Rulings”) that:

(a)	with respect to holders of Company Shares (other than Section 102 Awards and Section 3(i) Options) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement or clarifying that no such obligation exists, or (ii) clearly instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents;

(b)	with respect to holders of Company Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Covered Sellers and the holders of Section 102 Awards and Section 3(i) Options for which such Tax ruling shall explicitly and in writing defer to the 104H Ruling (or the Interim 104H Ruling) and the Options Tax Ruling (or the Interim Options Tax Ruling), as applicable, (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, or (ii) clearly instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied; and

(c)	with respect to holders of Company Stock Options that are not Section 102 Awards or Section 3(i) Options, who are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (i) exempting Parent, the Exchange Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifying that no such obligation exists, or (ii) instructing Parent, the Exchange Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents.

5.12.5	The text of the applications for, filing relating to, and the final text of the Tax Rulings shall be subject to the prior written confirmation of Parent or its counsel, not to be unreasonably withheld, conditioned, or delayed. The Company and its counsel and advisors shall not make any application to, or conduct any material negotiation with, the ITA with respect to matters relating to the subject matter of the Tax Rulings, without prior coordination with Parent or its counsel, and will enable Parent’s counsel to participate in all discussions and meetings relating thereto. To the extent that the Parent’s counsel elects not to participate in any meeting or discussion, the Company’s representatives shall provide Parent’s counsel, within two Business Days of such meeting or discussion, with a full report of the discussions held.

5.12.6	Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist the Company to obtain the Tax Rulings. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to assist Parent and Merger Sub to obtain the Tax Rulings. Parent hereby undertakes, at all times following the Closing, (i) to comply, and to cause its Subsidiaries to comply, with all of the terms and conditions of the Tax Rulings, and (ii) to refrain from taking or failing to take such actions, which actions or omissions would or would be reasonably expected to breach, jeopardize or adversely change the effectiveness of, and/or the favorable tax treatment prescribed under, such Tax Rulings.

5.13	Company Shares

The Company covenants and agrees that, at the Effective Time, no more than 30,000,000 Shares will be issued and outstanding (including any Shares that may be issued upon exercise of Company Stock Options).

5.14	Director Resignations

Prior to the Effective Time, upon Parent’s written request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver to the Company a letter effectuating his or her resignation as a director of the Company effective as of the Effective Time.

5.15	Israeli Securities Authority Approval; Dual-Listing

5.15.1	Prior to the execution of this Agreement, the counsels for the parties have jointly prepared and the Company has filed an application with the ISA for a No-Action Letter (the “ISA Exemption Application” and an “ISA Exemption”, respectively). The Parent shall use reasonable best efforts to obtain the ISA Exemption. If an ISA Exemption has not been obtained by the date that is forty-five (45) days after the execution of this Agreement, Parent shall prepare and use reasonable best efforts to receive a permit from TASE for a registration statement with respect to the dual listing of the Parent Common Stock, including all shares of Common Stock underlying shares of Parent’s convertible securities, at the TASE (the “Dual Listing Permit”) or a permit from the ISA and the TASE to publish a prospectus which would also apply to the Merger Consideration, as the case may be (the “Israel Prospectus Permit”, and any subsequent action taken on the basis of a Dual Listing Permit or an Israel Prospectus Permit, an “Israel Prospectus”)).

5.15.2	The Company and Parent shall cooperate in connection with (i) the preparation and filing of all documents pertaining to the Dual Listing Permit or the Israel Prospectus Permit, as applicable, and (ii) the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the ISA Exemption, ISA Options Exemption (as defined below) or to receive the Dual Listing Permit or the Israel Prospectus Permit, as applicable, or otherwise needed for the offering of the Merger Consideration to comply with the Israeli Securities Law. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the ISA or the TASE or any request from the ISA or the TASE, including with respect to amendments or supplements to (x) the request for the ISA Exemption and ISA Options Exemption, or (y) the request for the Dual Listing Permit or the Israel Prospectus Permit, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the ISA or the TASE, on the other hand, with respect thereto. Each of the Company and Parent shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the ISA and the TASE, including with respect to the ISA Exemption Application, ISA Options Exemption Application (as defined below), the ISA Exemption, the ISA Options Exemption, the Dual Listing Permit or the Israel Prospectus Permit, as applicable. Notwithstanding the foregoing, the final version of the ISA Exemption Application, ISA Options Exemption Application, the ISA Exemption, the ISA Options Exemption the Dual Listing Permit, or the Israel Prospectus Permit, as applicable, including any documents and exhibits enclosed thereto need to be approved by both Parent and the Company, provided that such approval shall not be unreasonably withheld.

5.15.3	In the event that the No-Action Letter has not been obtained by the date that is forty-five (45) days after the execution of this Agreement, Parent shall take all necessary action in order to obtain an exemption under Section 15D of the Israeli Securities Law with respect to the assumption of the Company Stock Options under Section 2.3 hereof (the “ISA Options Exemption Application” and an “ISA Options Exemption”, respectively).

5.16	Company Interim Covenants

Promptly after the date of this Agreement and in any event prior to the Effective Time, the Company shall take the actions set forth on Schedule 5.16.

5.17	Repayment of OurCrowd Loan

Parent hereby acknowledges and agrees to repay the loan due from the Company to OurCrowd General Partner, Limited Partnership (the “OurCrowd Loan”) immediately following the Effective Time, in the event that the OurCrowd Loan remains outstanding at the Effective Time.

5.18	Bridge Loan

The Parent has offered to enter into a loan with the Company substantially on terms set forth in the documents attached as Schedule 5.18 to cover the Bridge Loan. The Parties will negotiate in good faith the terms under which the Bridge Loan will be provided.

5.19	Merger Sub

Parent undertakes to form Merger Sub within seven days following the date hereof.

6.	CONDITIONS TO CONSUMMATION OF THE MERGER

6.1	Conditions to Each Party’s Obligations to Effect the Merger

The respective obligations of each Party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by all Parties:

6.1.1	this Agreement and the Merger shall have been approved and adopted by the Company Requisite Vote;

6.1.2	no statute, rule, regulation, executive order, decree, ruling, Applicable Law, Order or injunction shall have been enacted, entered, promulgated, or enforced and remain in effect by any United States federal or state, Israeli or foreign court or United States or Israeli or foreign Governmental Entity that prohibits, restrains, enjoins, or materially restricts the consummation of the Merger;

6.1.3	all Consents of, or declarations or filings with, and all expirations or early terminations of waiting periods required from, any Governmental Entity under Applicable Laws, that are listed on Schedule 6.1.3 shall have been filed, have occurred or been obtained (all such Permits, approvals, filings and consents and the lapse of all such waiting periods set forth on Schedule 6.1.3 being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect;

6.1.4	the Form S-4 shall have become effective under the Securities Act, shall not be the subject of any stop order or proceedings by the SEC seeking a stop order;

6.1.5	at least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Requisite Vote and by the sole shareholder of Merger Sub;

6.1.6	the Parties shall have obtained the consents and approvals from third parties set forth on Schedule 6.1.6;

6.1.7	Company or the Parent (as the case may be) shall have obtained the (i) ISA Exemption, or, (ii) to the extent that such no ISA Exemption has been obtained, (A) a Dual Listing Permit or an Israel Prospectus Permit shall have been obtained and the Israel Prospectus shall have been filed, and (B) the ISA Options Exemption shall have been obtained; and

6.1.8	the Parent Common Stock shall be approved for listing on the NASDAQ.

6.2	Conditions to the Obligations of the Company

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

6.2.1	(i) each of the representations and warranties of Parent set forth in Sections 4.1.1, 4.3 and 4.6.2 above shall be true and correct in all respects, at and as of the Closing Date; and (ii) the other representations and warranties of Parent and Merger Sub contained in Article 4 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent;

6.2.2	each of the covenants and obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

6.2.3	Parent shall not have suffered a Material Adverse Effect after the date hereof;

6.2.4	Parent shall have delivered to the Company a certificate, duly executed by an executive officer of Parent, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Sections 6.2.1, 6.2.2, and 6.2.3 above;

6.2.5	Parent shall have duly executed and delivered to the Company, the customary undertaking towards the IIA, substantially in the form attached hereto as Schedule 6.2.5;

6.2.6	The 104H Ruling or an Interim 104H Tax Ruling shall have been obtained and the Options Tax Ruling or an Interim Options Tax Ruling shall have been obtained; and

6.2.7	Parent shall have submitted the NASDAQ Notification in accordance with NASDAQ Rules and NASDAQ shall not have objected to such NASDAQ Notification on or prior to the Closing Date.

6.3	Conditions to the Obligations of Parent and Merger Sub

The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

6.3.1	(i) each of the representations and warranties of the Company set forth in Sections 3.1.1, 3.2.1, and 3.3, the first sentence of Section 3.8.2, and Section 3.20 above shall be true and correct in all respects at and as of the Closing Date, other than, solely with respect to Section 3.2.1 for de minimis inaccuracies as of the date hereof and as of the Closing Date; and (ii) the other representations and warranties of the Company contained in Article 3 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

6.3.2	each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time (except for Section 5.6, which shall have been duly complied with in all respects);

6.3.3	the Company shall not have suffered a Material Adverse Effect after the date hereof; and

6.3.4	the Company shall have delivered to Parent a certificate, duly executed by an executive officer of the Company, dated as of the Closing Date, attesting the satisfaction of the conditions set forth in Sections 6.3.1, 6.3.2, and 6.3.3 above.

7.	TERMINATION

7.1	Termination

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

7.1.1	By mutual written consent of Parent and the Company;

7.1.2	By either Parent or the Company, upon delivery of written notice to the other, if the Closing shall not have occurred on or before January 15, 2023 (the “Termination Date”); provided, however, that neither Parent nor the Company will be entitled to terminate this Agreement under this Section 7.1.2 if such Person’s material breach of or material failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

7.1.3	By either Parent or the Company, upon written notice to the other, if a Governmental Entity having competent jurisdiction shall have issued or entered any Order or taken any action, or enacted any Applicable Law, which, in any such case permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or such Applicable Law is in effect; provided, however that, the Party seeking to terminate this Agreement pursuant to this Section 7.1.3 shall have used reasonable best efforts to remove such Order or Applicable Law or reverse such action;

7.1.4	By Parent, (i) if the Company shall have breached, or failed to comply with, any of its covenants or obligations under this Agreement, or any representation or warranty made by the Company set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.3.1 or 6.3.2 above would not be satisfied, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery by Parent to the Company of notice of such breach, and (y) the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1.4 if Parent is then in material breach of this Agreement);

7.1.5	By the Company, if (i) Parent or Merger Sub shall have breached, or failed to comply with any of its covenants or obligations under this Agreement or any representation or warranty made by Parent or Merger Sub set forth in this Agreement shall have been incorrect in any respect when made or shall have since ceased to be true and correct in any respect, such that the conditions set forth in Section 6.2.1 or 6.2.2 above would not be satisfied, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after delivery by the Company to Parent of notice of such breach, and (y) the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1.5 if the Company is then in material breach of this Agreement).

7.1.6	By Parent, if (i) the Company Board or any committee thereof shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement; (ii) within 10 days after Parent’s request, the Company Board or any committee thereof shall fail to reaffirm such approval or recommendation; (iii) the Company Board or any committee thereof shall approve or recommend a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (iv) a tender offer or exchange offer for any of the outstanding shares of the Company shall have been commenced or a registration statement with respect thereto shall have been filed by a Third Party and the Company Board or any committee thereof shall have recommended that the shareholders of the Company tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer; (v) the Company shall have authorized, entered into or publicly announced its intention to enter into, a Contract with respect to a Third Party Acquisition, a Third Party Acquisition Proposal or a Superior Proposal; (vi) if the Company shall have breached its obligations under Section 5.6 hereof, (vii) if the Company shall have breached its obligations under Section 5.3.3 to set a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting; or (viii) the Company Board or any committee thereof shall resolve to take any of the actions specified in this Section 7.1.6;

7.1.7	By either Parent or the Company, if the Company Requisite Vote shall fail to have been obtained at the Company Shareholder Meeting, including any adjournments thereof; or

7.1.8	By the Company, in accordance with Section 5.6, if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement, and (ii) the Company pays the Termination Fee to Parent, substantially concurrently with such termination.

7.2	Effect of Termination

7.2.1	In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties (or any stockholder, director, officer, employee, agent, consultant or representative of such Parties), except (i) as set forth in Section 5.8.3, in this Section 7.2, and in Article 8; and (ii) nothing herein shall relieve any Party from liability for any material breach hereof occurring prior to such termination or for fraud.

7.2.2	If either

(a)	this Agreement is terminated by (A) the Company pursuant to Section 7.1.2 and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.1.6, (B) by either Parent or the Company pursuant to Section 7.1.7 or (C) by Parent pursuant to Section 7.1.4 hereof, and, in each case, (i) following the execution and delivery of this Agreement and prior to the time of such termination of this Agreement, a Third Party Acquisition Proposal shall have been made to the senior management or the Company Board or shall have been publicly announced or publicly made known to the shareholders of the Company (the “Original Third Party Acquisition Proposal”); and (ii) within twelve months after termination of the Agreement the Company shall have entered into a binding agreement with respect to a Third Party Acquisition, or a Third Party Acquisition is consummated (in each case, whether or not such Third Party Acquisition is the same as the Original Third Party Acquisition Proposal); or

(b)	this Agreement is terminated (A) by Parent pursuant to Section 7.1.6, (B) by the Company pursuant to Section 7.1.8 or (C) by Parent or the Company pursuant to Section 7.1.7 and at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 7.1.6, then the Company shall pay to Parent a cash termination fee of Eight Hundred Thousand Dollars ($800,000) (the “Termination Fee”) by wire transfer of immediately available funds (x) in the case of sub-Section (a) of this Section 7.2.2 above, immediately prior to the earlier of the entering into an agreement with respect to, or the consummating of, a Third Party Acquisition; (y) in the case of sub-Section (b)(B) of this Section 7.2.2 above, immediately upon such termination; or (z) in the case of sub-Section (b)(A) or (b)(C) of this Section 7.2.2 above, within two (2) Business Days after such termination.

7.2.3	Upon the termination of this Agreement by either Parent or the Company pursuant to Section 7.1.7, in addition to Parent’s remedy under Section 7.2.2, if any, the Company shall reimburse Parent for the reasonable costs, fees and expenses incurred or paid by Parent or on its behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement and the other Transaction Agreements or related to the authorizations, preparation, negotiation, execution and performance of this Agreement and the other Transaction Agreements, in each case, including fees and expenses payable to investment bankers, counsel, accountants and consultants up to an amount of US$ 1,000,000 (“Parent Expenses”); provided, however, that the Company shall have no obligation to reimburse Parent for Parent Expenses in the event that the Termination Fee has been paid; and provided further that in the event that the Termination Fee is to be paid after the reimbursement of Parent Expenses, the Termination Fee shall be reduced by the amount of Parent Expenses so reimbursed (provided that if the Parent Expenses exceed the amount of the Termination Fee, the Termination Fee shall be deemed to be $0).

7.2.4	It is specifically agreed that the Termination Fee represents liquidated damages in a reasonable amount as compensation for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, and is not a penalty. The Parties hereby waive any right to set off or counterclaim against such Termination Fee. The Parties acknowledge that the agreements contained in Sections 7.2.2 and 7.2.3 above are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay to Parent any Termination Fee or Parent Expenses, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in The Wall Street Journal from the date such fee was required to be paid.

7.2.5	Parent’s receipt of the Termination Fee and Parent Expenses to the extent owed pursuant to Sections 7.2.2 and 7.2.3, will be the sole and exclusive monetary remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement and the transactions contemplated hereby, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, or the transactions contemplated hereby. Nothing in the foregoing should be construed as barring the Parent and Merger Sub from pursuing specific performance of Company’s obligation to consummate the Merger.

7.2.6	The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee or Parent Expenses on more than one occasion, whether or not the Termination Fee and or Parent Expenses may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

7.3	Fees and Expenses

Except as otherwise specifically provided in this Article 7, all legal, accounting, investment banking, advisory, printing, filing and other fees, costs and expenses incurred in connection with the Merger, this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be borne and paid for by the Party incurring such fees, costs, and expenses. The Company agrees that such fees, costs and expenses incurred by or on behalf of the Company, its Subsidiaries, shareholders, officers, directors and their respective Affiliates for which the Company or any of its Subsidiaries will be or have been responsible for payment (the “Company Transaction Fees”) will not exceed $700,000 in the aggregate. True and correct copies of engagement letters for all of the legal, accounting, investment banking and financial advisors of the Company and its Affiliates have been delivered to Parent.

8.	MISCELLANEOUS

8.1	Non-Survival of Representations and Warranties

The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its term requires performance after the Effective Time.

8.2	Amendment

This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the shareholders of the Company but after any such approval no amendment shall be made that requires the approval of such shareholders under Applicable Law without such approval. This Agreement (including, the Company Disclosure Schedule and the Parent Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the Parties hereto.

8.3	Extension; Waiver

At any time prior to the Effective Time, each Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

8.4	Entire Agreement; Assignment

This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings both written and oral between the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement, and shall continue in full force and effect until the earlier to occur of the Effective Time or the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

8.5	Validity

If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal, or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.6	Notices

All notices, requests, claims, demands, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed given or made (a) as of the date delivered, if delivered personally, (b) as of the date transmitted, if sent by email (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), or (c) one (1) Business Day after being sent by a nationally recognized overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub and, after the Closing, the Company to:

Ondas Holdings Inc.

411 Waverley Oaks Road

Suite 114

Waltham, MA 02452

E-Mail: eric.brock@ondas.com

Attention: Eric A. Brock

with copies to (which shall not constitute notice):

Akerman LLP

201 E. Las Olas Suite 1800

Fort Lauderdale, Florida 33301

Email: martin.burkett@akerman.com; christina.russo@akerman.com

Attention: Martin G. Burkett

     Christina Russo

And

Pearl Cohen Zedek Latzer Baratz

Azrieli Sarona Tower, 53rd Floor

121 Menachem Begin Road

Tel-Aviv

Israel

E-Mail: ybaratz@pearlcohen.com

Attention: Yael Baratz

if to the Company (prior to the Closing) to:

Modi’in Street 8, Petah Tikva, 4969107

Telephone: +972 (3) 5374946

Fax: +972 (77) 3180393

E-mail: yishayc@airoboticsdrones.com

Attention: Yishay Curelaru

with copies to (which shall not constitute notice):

Herzog, Fox and Neeman

Herzog Tower

6 Yitzhak Sadeh Street

Tel Aviv, Israel 6777506

Email: meidary@herzoglaw.co.il; yacubg@herzoglaw.co.il

Attention: Yuval Meidar, Adv.; Gilad Yacubovich, Adv.

8.7	Governing Law and Venue; Waiver of Jury Trial

8.7.1	Except to the extent that the Applicable Laws of the State of Israel apply in respect of the procedural aspects of the Merger as set forth in Article 1 of this Agreement, this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in the Court of Chancery of the State of Delaware or such federal court. Each Party agrees that (i) this Agreement involves at least one hundred thousand dollars ($100,000.00), and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

8.7.2	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IS MAKING THIS WAIVER VOLUNTARILY, AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.2.

8.8	Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.9	Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, nothing in this Agreement is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement other than as expressly set forth in Section 8.11 hereof.

8.10	Certain Definitions

For the purposes of this Agreement the term:

8.10.1	“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Section 102 Shares and Section 102 Options;

8.10.2	“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing;

8.10.3	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, or other requirement of any Governmental Entity applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants, or agents;

8.10.4	“Award” means a Section 102 Award, a Section 3(i) Option, or a Company Stock Option of any other kind;

8.10.5	“Bridge Loan” means (i) a senior secured loan from Parent or one of its Subsidiaries in an amount sufficient to finance the Company’s ongoing operation to a maximum of $1,500,000 secured by a blanket lien on all the Company’s assets, properties and business at market rates as may be mutually agreeable to the parties thereto for companies of similar condition and circumstances as the Company maturing on the Termination Date or (ii) a loan from OurCrowd or a reputable bank on such terms and on such amount reasonably acceptable to Parent;

8.10.6	“Business Day” means, save as otherwise defined for purposes of Section 5.4.1 above, any day other than a Friday, Saturday, a Sunday or other day on which the NASDAQ or banks in the City of New York or Israel are closed;

8.10.7	“Capital Stock” means (a) any capital stock, common stock, preferred shares or preferred stock, partnership or membership interests, limited liability company interests, units of participation or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or other similar interest (however designated); and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitled any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person, including stock appreciation, phantom stock, profit participation or other similar rights;

8.10.8	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

8.10.9	“Company Audited Financial Statements” means the audited balance sheet of the Company, as of December 31, 2020 and December 31, 2021 and the related audited statements of operations, cash flows and stockholders’ equity for the twelve (12)-month periods then ended;

8.10.10	“Company Benefit Plan” shall mean each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, provident fund (keren hishtalmut), termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Entity;

8.10.11	“Company Employee Plan” means any Employee Plan for the benefit of any Employee with respect to the Company and any of its Subsidiaries and pursuant to which the Company or any of its ERISA Affiliates has any liability contingent or otherwise;

8.10.12	“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Securities Filings, including the Company Audited Financial Statements;

8.10.13	“Company Intervening Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (“Effect”) first occurring or arising after the date hereof that materially affects the business, assets or operations of the Company or its Subsidiaries and was not known by or reasonably foreseeable by the Company or the Company Board as of or prior to the date hereof and that becomes known prior to the obtaining of the Company Requisite Vote; provided, however, that in no event shall the following Effects constitute a Company Intervening Event: (A) the receipt, existence or terms of a Third Party Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of any Shares, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (provided that the underlying causes of any such Effects may be taken into account in determining whether a Company Intervening Event has occurred to the extent not otherwise excluded by this definition), (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) changes in IFRS, other applicable accounting rules or Applicable Law or, in any such case, changes in the interpretation thereof, or (E) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19);

8.10.14	“Company IP Rights” means, collectively, the Company Trademarks, the Company Patents, the Company Copyrights, and the Company Trade Secrets;

8.10.15	“Company Permitted Liens” means any (i) statutory liens for Taxes (a) that are not yet due and payable, or (b) which individually and in the aggregate are not material and are being contested in good faith; (ii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business; (iii) those Liens listed on Schedule 8.10.15 hereto and (iv) Liens in order to secure the Bridge Loan;

8.10.16	“Company Products and Services” means all proprietary products and services, including software products and services (including software as a service), of the Company and its Subsidiaries that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company and its Subsidiaries or otherwise used in the operation of the business of the Company and its Subsidiaries, or are currently under development by or for the Company and its Subsidiaries;

8.10.17	“Company Property” means any real property and improvements owned, leased, used or operated by the Company or any of its Subsidiaries;

8.10.18	“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the transactions contemplated herein, including the Merger;

8.10.19	“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement entered into as of June 8, 2022 by and between Parent and the Company;

8.10.20	“Consent” means any filings, permits, licenses, permits, waivers, orders, authorizations, consents, and approvals;

8.10.21	“Contract” means any agreement, contract, instrument, note, bond, mortgage, commitment, lease, guaranty, indenture, license, or other instrument, arrangement or understanding (and all amendments, side letters, modifications, and supplements thereto) between parties or by one party in favor of another party, whether written or oral;

8.10.22	“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or strains thereof;

8.10.23	“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, Order, Proceeding, or directive, pronouncement or guideline issued by any applicable Governmental Entity in connection with or in response to the COVID-19 pandemic;

8.10.24	“COVID Related Deferrals” means any Tax liabilities or other amounts for or allocable to any Taxable period (or portion thereof) ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a Taxable period (or portion thereof) beginning after the Closing Date pursuant to any Applicable Law related to COVID-19 or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19;

8.10.25	“Employee” means any current, former, or retired employee, director, or officer of the Company or any of its Subsidiaries;

8.10.26	“Employee Agreement” means with respect to each Employee, each management, employment and consulting agreement and each signing bonus, relocation, repatriation, expatriation, or similar Contract between the Person or any of its Subsidiaries and any Employee or consultant;

8.10.27	“Employee Plan” means each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and each stock option, stock purchase, stock unit, restricted stock (or any other form of equity compensation), welfare, health, disability, dependent care, insurance, bonus, deferred compensation, severance, change in control, retention, profit-sharing, pension, retirement, plan, policy, practice or agreement, whether written or unwritten, for the benefit of the Company’s current or former employees, independent contractors, service providers or their dependents (including Company Plans);

8.10.28	“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, orders, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause, “Claims”), including, without limitation, (i) any and all Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

8.10.29	“Environmental Laws” means any statute, law, rule, regulation, ordinance, code, or rule of common law promulgated by any Governmental Entity in the United States, the State of Israel, or any other applicable jurisdiction, and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and the Effective Time, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials;

8.10.30	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

8.10.31	“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code;

8.10.32	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

8.10.33	“Exchange Ratio” means 0.16806;

8.10.34	“Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time;

8.10.35	“Governmental Entity” means any Israeli, United States (federal, state, or local) or foreign government, any political subdivision thereof or any court or tribunal, or administrative, governmental, or regulatory body, agency, department, instrumentality, body, commission or other governmental agency or authority;

8.10.36	“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity;

8.10.37	“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board;

8.10.38	“Indebtedness” means at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (i) with respect to the Company, the net amount of any obligation or liability of the Company to the Company or any Affiliate thereof (excluding all employment or consulting compensation, employee benefits or expense reimbursement payable to any Affiliate in accordance with the Company’s existing policies and procedures); (j) all COVID Related Deferrals; and (k) all unpaid Taxes (whether or not due and payable) as of the Closing Date;

8.10.39	“Intellectual Property” means: (a) trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (b) patents (including any continuations, continuations in part, renewals, extensions and applications for any of the foregoing) (collectively, “Patents”); (c) copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively, “Copyrights”); (d) computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies; and (e) with respect to all of the foregoing, related confidential data or information (collectively, “Trade Secrets”);

8.10.40	“Investment Center” means the Israeli Investment Center of the Israeli Ministry of Economy and Industry;

8.10.41	“IRS” means the Internal Revenue Service;

8.10.42	“ISL” means Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder;

8.10.43	“ITA” means the Israeli Tax Authority;

8.10.44	“Knowledge” or “Known” means, (a) with respect to any the Company, the actual knowledge of Mr. Meir Kliner and Mr. Yishay Curelaru after reasonable inquiry of the personnel, books and records of the Company and its Subsidiaries; and (b) with respect to Parent, the actual knowledge of Eric Brock and Stewart Kantor after reasonable inquiry;

8.10.45	“Labor Agreement” means any (a) collective bargaining agreement, or (b) other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings, the terms of which are set forth by Applicable Law) in each case, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand;

8.10.46	“Latest Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2022;

8.10.47	“Liability” means, with respect to any Person, any liability, indebtedness, commitment, or obligation of such Person of any kind whatsoever, whether known or unknown, whether fixed or unfixed, whether choate or inchoate, whether asserted or unasserted, whether determined, determinable or otherwise, whether perfected or unperfected, whether secured or unsecured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect or consequential, whether due or to become due, and whether or not required to be accrued on the financial statements of such Person;

8.10.48	“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset or any agreement so to encumber such asset;

8.10.49	“Lookback Date” means the date that is six (6) years prior to the date of this Agreement;

8.10.50	“Material Adverse Effect” means on or with respect to (x) the Company and its Subsidiaries (taken as a whole), or (y) Parent and its Subsidiaries (taken as a whole), as the case may be, any state of facts, change, development, effect, condition or occurrence which, individually or in the aggregate, has or would reasonably be expected to have, a materially adverse impact on:

(a)	the business, assets, Liabilities, condition (financial or otherwise), financial position or results of operations of such Person and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” for purposes of this sub-Section (a) shall be deemed to exclude the impact of (a) changes in Applicable Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (b) changes or modifications in US GAAP (in the case of Parent or its Subsidiaries) or IFRS (in the case of the Company or its Subsidiaries), (c) actions and omissions of such Person taken with the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), (d) general national or international economic, financial, political or business conditions, (e) acts of terrorism or war (whether or not declared), (f) changes to the industries in which such Person or its Subsidiaries, as the case may be, operates in general and not specifically relating to such Person or its Subsidiaries, (g) the announcement of this Agreement or the Merger, including, without limitation, any stockholder litigation related to this Agreement, (h) changes in the price or trading volume of the Shares or the Parent Common Stock, as the case may be (it being understood that any cause underlying such change may be taken into consideration when determining whether a Material Adverse Effect has occurred unless such cause is otherwise excluded), or (i) any failure by such Person to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred, unless such cause is otherwise excluded); and provided further that clauses (a), (b), (d) and (e) above shall be considered for purposes for determining whether there has been a Material Adverse Effect to the extent such state of facts, change, development, effect, condition or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industry or territory in which such Person operates; or

(b)	the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement;

8.10.51	“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC (or any other tier or market thereof on which the securities of Parent may at any time be listed);

8.10.52	“NASDAQ Rules” means the NASDAQ Listing Rules (5000 Series);

8.10.53	“NIS” means New Israeli Shekel, the legal currency of the State of Israel;

8.10.54	“No-Action Letter” shall mean a letter from the ISA confirming that the ISA shall not initiate proceedings in connection with the requirements of the Israeli Securities Law concerning the publication of a prospectus in respect of the Merger Consideration to be issued to Israeli shareholders of the Company or applicable holders of the Company’s securities to whom the Israeli Securities Law applies, including, to the extent applicable, any holders of Company Stock Options;

8.10.55	“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (www.opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses;

8.10.56	“Order” means any writ, decree, order, judgment, injunction, rule, ruling, encumbrance, voting right, or Consent of or by a Governmental Entity or arbitrator;

8.10.57	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder;

8.10.58	“Parent 2018 Incentive Stock Plan” means the Zev Ventures Incorporated 2018 Incentive Stock Plan;

8.10.59	“Parent 2021 Incentive Stock Plan” means the Ondas Holdings Inc. 2021 Stock Incentive Plan;

8.10.60	“Parent SEC Reports” means all forms, reports, statements (including registration statements), certifications, and other documents and materials filed or furnished by Parent with the SEC, since January 1, 2020, including those that Parent may file or furnish after the date of this Agreement until the Closing Date, as amended or supplemented since the time of filing or furnishing, and including all exhibits, financial statements and schedules thereto and documents incorporated by reference therein;

8.10.61	“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NASDAQ for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events);

8.10.62	“Parties” means Parent, Merger Sub, and the Company; and “Party” means any one of them;

8.10.63	“Per Share Cash Equivalent Consideration” means the sum of the product obtained by multiplying (i) the Exchange Ratio by (ii) the Parent Trading Price;

8.10.64	“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity including any Governmental Entity;

8.10.65	“Proceeding” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity;

8.10.66	“R&D Law” means the Law for the Encouragement of Research, Development and Technological Innovation, 5744-1984 and the rules and regulations promulgated thereunder;

8.10.67	“Related Party” means as to any Person, any Affiliate or Subsidiary of such Person, any director, officer, member, or employee of such Person or any Affiliate or Subsidiary of such Person, any immediate family member of a director or officer or member of such Person or any Affiliate or Subsidiary of such Person, or any holder of one percent (1%) or more of the Capital Stock of such Person;

8.10.68	“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, or seeping into or upon any land or water or air, or otherwise entering into the environment;

8.10.69	“Restricted Person List” means the (i) Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the State Department’s Nonproliferation Sanctions Lists;

8.10.70	“SEC” means the Securities and Exchange Commission;

8.10.71	“Section 3(i) Option” means Company Stock Options granted and subject to tax pursuant to Section 3(i) of the Ordinance;

8.10.72	“Section 102” means Section 102 of the Ordinance;

8.10.73	“Section 102 Award” means Section 102 Options, Section 102 Non Trustee Options, Section 102 Non Trustee Shares and Section 102 Shares;

8.10.74	“Section 102 Non Trustee Options” means any Company Stock Option that are subject to tax pursuant to Section 102(c)(2) of the Ordinance;

8.10.75	“Section 102 Non Trustee Shares” means any Shares that were issued upon exercise of Section 102 Non Trustee Options and at the Effective Time are held by the 102 Trustee;

8.10.76	“Section 102 Options” means any Company Stock Option that was intended to be granted and taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Ordinance;

8.10.77	“Section 102 Shares” means any Company Shares that were issued under Section 102 or upon exercise of Section 102 Options and at the Effective Time are held by the 102 Trustee;

8.10.78	“Securities Act” means the Securities Act of 1933, as amended;

8.10.79	“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code;

8.10.80	“Subsidiary” or “Subsidiaries” of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, more than 50% of the equity securities or more than 50% of the rights to profits or assets on liquidation, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the board of directors or other governing body of such corporation or other legal entity;

8.10.81	“Superior Proposal” means any bona fide unsolicited, written Third Party Acquisition Proposal (provided that for purposes of this definition all references in the definition of Third Party Acquisition to twenty percent (20%) shall instead be deemed to be references to fifty percent (50%)) received in compliance with Section 5.6 which: (a) if any cash consideration is involved, is not subject to a financing contingency, and the Third Party making such proposal has reasonably demonstrated that the funds necessary for the Third Party Acquisition Proposal are reasonably likely to be available (as determined in good faith by the Company Board after consultation with, and taking into account the advice of, its financial advisors); and (b) the Company Board shall have in good faith determined (after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel) that the proposed Third Party Acquisition is more favorable to the shareholders of the Company, from a financial point of view, than the Merger (taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation);

8.10.82	“TASE” means the Tel Aviv Stock Exchange;

8.10.83	“Tax” or “Taxes” means (a) all national, federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, purchase, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, healthcare fees, national insurance, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, levied under the authority of any Governmental Entity, whether the State of Israel, the United States or any other country or their political subdivisions, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) above, whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for the payment of amounts described in clause (a) or (b) above as a result of any tax sharing, tax indemnity or tax allocation agreement or as a result of any other express or implied agreement to indemnify any other Person for such amounts;

8.10.84	“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with any Governmental Entity with respect to Taxes;

8.10.85	“Third Party” means any Person or group other than Parent, Merger Sub, or any Affiliate thereof;

8.10.86	“Third Party Acquisition” means any transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase of (i) twenty percent (20%) or more of the assets (including Capital Stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, or (ii) twenty percent (20%) or more of the Capital Stock or other equity interests of the Company (including the Shares); (b) a tender or exchange offer that, if consummated, would result in a Third Party owning, directly or indirectly, twenty percent (20%) or more of the equity interests of the Company and its Subsidiaries (including the Shares); or (c) a merger, consolidation, recapitalization, liquidation, dissolution, binding share exchange or other business combination or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Third Party would own, directly or indirectly, twenty percent (20%) or more of the Capital Stock or other equity interests of the Company, including the Shares, or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than in each case, the transactions contemplated by this Agreement;

8.10.87	“Third Party Acquisition Proposal” means an inquiry, proposal, or offer for a Third Party Acquisition;

8.10.88	“Transaction Agreements” means this Agreement, and all other agreements, instruments, and documents to be executed by Parent, Merger Sub, and the Company in connection with the transactions contemplated by this Agreement;

8.10.89	“U.S. GAAP” means accounting principles generally accepted in the United States consistently applied in accordance with past practices; and

8.10.90	“Valid Tax Certificate” means, subject to any other provision in the Tax Rulings, a valid certificate, ruling or any other written instructions, that is in force on the payment date, relating to Tax withholding, issued by the ITA in form and substance satisfactory to the Israeli-Sub Agent (the application for which Parent will be allowed to review upon request) that is applicable to the payments to be made pursuant to this Agreement stating that no withholding or that a reduced withholding rate of Israeli Tax is required with respect to such payments or providing other instructions regarding such payments or withholding. For the avoidance of doubt, but subject to any other provision in the Tax Rulings, (i) a general certificate issued by the ITA pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall not constitute a Valid Tax Certificate; and (ii) a valid tax certificate issued pursuant to the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gain in a Sale of a Security, a Mutual Fund Unit, or Future Transactions), 5763-2002, as well as the Tax Rulings, as and if obtained, shall each constitute a Valid Tax Certificate.

8.10.91	Other Definitions

The following terms shall have the meanings indicated in the corresponding sections of this Agreement listed below:

Term	Section

102 Plan	Section 3.12.19
104H Tax Ruling	Section 5.12.3
Agreement	Introduction
Anti-Corruption Laws	Section 3.15.2
Assumed Company Plan	Section 2.3.2
Assumed Options	Section 2.3.2
Awards Schedule	Section 3.2.3
Book-Entry Shares	Section 2.1.1(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.1.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Companies Registrar	Section 1.3
Company	Introduction
Company Adverse Recommendation Change	Section 5.6.5
Company Affiliates	Section 3.19
Company Board	Recitals
Company Copyrights	Section 3.13.1
Company Disclosure Schedule	Article 3
Company Material Contract	Section 3.17.1
Company Material Customers	Section 3.25.1
Company Material Suppliers	Section 3.25.2
Company Patents	Section 3.13.1
Company Plans	Section 2.3.1
Company Related Parties	Section 7.2.5
Company Requisite Vote	Section 3.3.3
Company Securities	Section 3.2.1
Company Securities Filings	Section 3.4.1
Company Shareholder Approval	Section 3.3.3

Term	Section

Company Shareholder Meeting	Section 3.5
Company Stock Option	Section 2.3.1
Company Stock Options	Section 2.3.1
Company Trade Secrets	Section 3.13.1
Company Trademarks	Section 3.13.1
Company Transaction Fees	Section 7.3
Contracting Parties	Section 8.11
Copyrights	Section 8.10.38
Covered Seller	Section 5.12.3
D&O Indemnified Parties	Section 5.10.1
D&O Tail Policy	Section 5.10.2
Data Room	Section 8.13
Dual Listing Permit	Section 5.15.1
EAR	Section 3.15.3
Effect	Section 8.10.13
Effective Time	Section 1.3
Electronic Delivery	Section 8.15
Exchange Agent	Section 2.2.1
Exchange Fund	Section 2.2.1
FCPA	Section 3.15.1
Foreign Plan	Section 3.21.7
Form S-4	Section 3.5
Grants	Section 3.18
ICA Guidelines No. 2/14	Section 5.7.2
ICL	Recitals
IIA	Section 3.12.4
Information Agent	Section 2.2.1
Insurance Policies	Section 3.14
Interim 104H Tax Ruling	Section 5.12.3
Interim Period	Section 5.1
Interim Options Tax Ruling	Section 5.12.2
Investment Center	Section 3.12.4
Israel Prospectus	Section 5.15.1
Israel Prospectus Permit	Section 5.15.1
Israeli Employees	Section 3.22.8
Israeli Sub-Agent	Section 2.2.1
ISA Exemption	Section 5.15.1
ISA Exemption Application	Section 5.15.1
ISA Options Exemption	Section 5.15.3
ISA Options Exemption Application	Section 5.15.3
ITAR	Section 3.15.3
Leased Real Property	Section 3.24.1
Malicious Code	Section 3.13.14

Term	Section

Measurement Date	Section 3.2.1
Merger	Recitals
Merger Consideration	Section 2.1.1(a)
Merger Proposal Merger Sub	Section 5.4.1 Introduction
Merger Sub Board	Recitals
Multiemployer Plan	Section 3.22.3
NASDAQ Notification	Section 5.5.1
Non-Party Affiliate	Section 8.11
Notice of Superior Proposal	Section 5.6.2
Options Tax Ruling	Section 5.12.2
Original Third Party Acquisition Proposal	Section 7.2.2
OurCrowd Loan	Section 5.17
Parent	Introduction
Parent Board	Recitals
Parent Common Stock	Section 2.1.1(a)
Parent Disclosure Schedule	Article 4
Parent Expenses	Section 7.2.3
Parent Financial Statements	Section 4.4
Parent Option	Section 5.2.2
Parent Stock Issuance	Section 5.3.1
Patents	Section 8.10.38
Payor	Section 2.4.1
Pension Plan	Section 3.21.1
Permits	Section 3.10.15
Personal Property Leases	Section 3.16.3
Proxy Statement	Section 3.5
Real Property Leases	Section 3.24.1
Requisite Regulatory Approvals	Section 6.1.3
Regulatory Approvals	Section 3.10.9
Representatives	Section 5.6.1
Roll Over	Section 5.12.2
Section 14 Arrangement	Section 3.22.8(c)
Section 102 Share Consideration	Section 2.2.2(d)
Senior Employee	Section 5.1.9
Share	Section 2.1.1(a)
Shares	Section 2.1.1(a)
Surviving Corporation	Section 1.1
TASE	Section 3.4.1
Tax Rulings	Section 5.12.4
Termination Date	Section 7.1.2
Termination Fee	Section 7.2.2
Trade Laws	Section 3.15.3
Trademarks	Section 8.10.38
Trade Secrets	Section 8.10.38
VAT	Section 3.12.14
Withholding Drop Date	Section 2.4.2
Withholding Tax Ruling	Section 5.12.4

8.11	Non-Recourse

Except as expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal), all claims, obligations, Liabilities, or causes of action (whether at law, in equity, in Contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the parties that are expressly identified in the preamble to this Agreement and the successors and assigns thereof (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling Person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant or representative of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling Person, general or limited partner, Affiliate, director, officer, employee, agent, consultant or representative of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (collectively, the “Non-Party Affiliates”), shall have any liability (whether in law or in equity, whether in Contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal)), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal)) against any such Non-Party Affiliates; provided that, for clarity, no party to any other Transaction Agreement (including, but not limited to, any letter of transmittal) shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, except to the extent otherwise expressly set forth in any other Transaction Agreement (including, but not limited to, any letter of transmittal), Parent disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. This Section 8.11 shall survive the consummation of the Merger, is intended to benefit and may be enforced by Non-Party Affiliates and shall be binding on all successors and assigns of Parent and the Surviving Entity.

8.12	Specific Performance

Each of the Parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Applicable Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

8.13	Interpretation

When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The terms, “herein,” “hereof,” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word, “or” shall be inclusive and not exclusive. The phrases “provided to Parent”, “delivered to Parent,” or “made available to Parent” shall be deemed to refer to the posting to the virtual data room hosted by ShareFile and managed by the Company (the “Data Room”) up to noon Eastern Time two (2) Business Days prior to the date of this Agreement. The information contained in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, and any other Schedules or the Exhibits hereto are disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any Consent to be provided by a Party pursuant to this Agreement shall be deemed effective for all purposes of this Agreement if such Consent is provided via email.

8.14	Disclosure Schedules

8.14.1	Parent has set forth certain information in the Parent Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Parent Disclosure Schedule need not be set forth in any other section of the Parent Disclosure Schedule so long as its relevance to such other section of the Parent Disclosure Schedule or Section of this Agreement is reasonably apparent on the face of the text of such disclosure in such Parent Disclosure Schedule or such matter is specifically cross-referenced. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Parent Disclosure Schedule does not and shall not be deemed to be an admission or materiality or create or imply a standard of materiality hereunder.

8.14.2	The Company Disclosure Schedule and the Parent Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, and covenants of the holders of the Shares and the Company, on the one hand, and Parent, on the other hand, respectively, contained in this Agreement. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

8.15	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties hereto. Any such counterpart delivered as a .pdf, .tif, .gif, .jpeg or similar attachment by electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PARENT
Ondas Holdings Inc.

By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer

MERGER SUB
Talos Ltd., a company under formation

By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chief Executive Officer, Parent

COMPANY
Airobotics Ltd.

By:	/s/ Meir Kliner
Name:	Meir Kliner
Title:	CEO

COMPANY
Airobotics Ltd.

By:	/s/ Yishay Curelaru
Name:	Yishay Curelaru
Title:	CFO